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                                                                       EXHIBIT 2

                               AGREEMENT OF MERGER

                          DATED AS OF DECEMBER 21, 2001

                                      AMONG

                                    THQ INC.,

                          RAINBOW ACQUISITION COMPANY,

                          STOCKHOLDERS' REPRESENTATIVE,

                         THE EFFECTIVE TIME STOCKHOLDERS

                                       AND

                         RAINBOW MULTIMEDIA GROUP, INC.


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                               AGREEMENT OF MERGER

            THIS AGREEMENT OF MERGER, dated as of December 21, 2001, among THQ INC., a Delaware corporation ("Parent"), RAINBOW ACQUISITION COMPANY, an Arizona corporation and a wholly owned subsidiary of Parent ("Mergerco"), and RAINBOW MULTIMEDIA GROUP, INC., an Arizona corporation (the "Company"), Jeff Padden and Jock Patton, as Stockholders' Representative, and the Effective Time Stockholders (as defined herein).

                              W I T N E S S E T H:

            WHEREAS, the Company is an Arizona corporation having an authorized capital that consists of 50,000,000 shares of common stock, no-par value (the "Company Common Stock"), of which, as of the date hereof, 22,889,189 shares are issued and outstanding; and

            WHEREAS, Parent is a Delaware corporation having an authorized capital of (i) 75,000,000 shares of common stock, par value $0.01 per share (the "THQ Stock"), of which, as of November 1, 2001, 21,925,238 shares were issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which, as of the date hereof, is issued and outstanding; and

            WHEREAS, Mergerco is an Arizona corporation having an authorized capital of 1,000 shares of common stock, no-par value, all of which are issued and outstanding and owned of record and beneficially by Parent; and

            WHEREAS, the Board of Directors and the shareholders of the Company have approved the merger of Mergerco with and into the Company pursuant to the terms and subject to the conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:

1.      DEFINITIONS.

            In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

            "AAA" has the meaning set forth in Section 10.6.

            "ABCA" means the Arizona Business Corporation Act, as amended.

            "ACQUISITION PROPOSAL" has the meaning set forth in Section 7.9.

            "ACTION" means any governmental investigation; any suit or action at law or in equity; any arbitration, audit, assessment, grievance or other proceeding, whether actual, proposed or threatened; and any other claim.


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            "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

            "AGREED ACCOUNTING PRINCIPLES" means generally accepted accounting principles consistently applied, provided that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Balance Sheet; and provided further that, for purposes of the Agreed Accounting Principles, no adjustments known by the Company for items or matters, regardless of the amount thereof, shall be deemed to be immaterial.

            "ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered under this Agreement or in connection herewith.

            "ANGSTROM NOTE" means that certain promissory Note issued as consideration for the Transferred Assets by Angstrom Group, LLC in favor of the Company, dated December 11, 2001, in an amount of $450,100, accruing interest at 6% per annum, due and payable on April 15, 2002 and personally guaranteed by Earl and Sandy Jarred.

            "ARBITRATOR" has the meaning set forth in Section 10.6.

            "ARTICLES OF MERGER" has the meaning set forth in Section 4.1.

            "ASSOCIATE" of any Person means (i) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Person or any of its parents or subsidiaries.

            "AWARD" has the meaning set forth in Section 10.6.

            "BALANCE SHEET" means the balance sheet of the Company included in the Financial Statements.

            "BALANCE SHEET DATE" means October 31, 2001.

            "BASE MERGER SHARES" means (a) if the Stock Price is less than $45, then the number of shares of THQ Stock equal to the quotient of (x) $45,000,000 divided by (y) the Stock Price; (b) if the Stock Price is equal to or greater than $45 but less than or equal to $51, then 1,000,000 shares of THQ Stock; or
(c) if the Stock Price is greater than $51, then the number of shares of THQ Stock equal to the quotient of (x) $51,000,000 divided by (y) the Stock Price.

            "BUSINESS DAY" means any day that is not a Saturday, Sunday or a day on which banks are required by law or banking regulation to be closed in California.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, and the rules and regulations promulgated thereunder.

            "CLAIM NOTICE" has the meaning set forth in Section 10.3.1.



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            "CLOSING DATE" has the meaning set forth in Section 4.1.

            "CLOSING NET BOOK VALUE" means the net book value of the tangible, realizable assets of the Company (excluding the Angstrom Note, if all payments and obligations under such Note have not been satisfied in full by April 15, 2002 and Parent has elected to forgive payment thereof), less Company Aggregate Obligations as determined in accordance with Agreed Accounting Principles as of the Closing Date.

            "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

            "COMERICA" means Comerica Bank.

            "COMERICA WARRANT" means that certain Warrant dated as of June 30, 1999, issued by the Company to Comerica (successor to Imperial Bank).

            "COMERICA WARRANT SHARES" means that number of shares of THQ stock equal to the product of (i) the Merger Ratio, times (ii) 159,000, that are issuable to Comerica at the Effective Time in consideration for the cancellation of the Comerica Warrant.

            "COMPANY" has the meaning specified in the first paragraph of this Agreement.

            "COMPANY AGGREGATE OBLIGATIONS" means the Company's liabilities including the Company Bonuses (to the extent that they are not otherwise included in its liabilities).

            "COMPANY AGREEMENTS" has the meaning set forth in Section 5.17.

            "COMPANY BONUSES" means outstanding bonus obligations to employees of the Company, as certified on a certificate executed by the Company's Chief Financial Officer delivered to Parent.

            "COMPANY COMMON STOCK" has the meaning set forth in the recitals to this Agreement.

            "COMPANY GROUP" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).

            "COMPANY INTELLECTUAL PROPERTY" has the meaning set forth in Section 5.18.

            "COMPANY PROPERTY" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company (including any surface water thereon or adjacent thereto and any soil or ground water thereunder), whether currently or at any previous time.

            "CONSENT OF OPTIONHOLDER" means a Consent of Optionholder, in the form of Exhibit G.


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            "CONSENT OF PERFORMANCE SHAREHOLDER" means a Consent of Performance
Shareholder, in the form of Exhibit M.

            "CONTEMPLATED TRANSACTION" has the meaning set forth in Section
5.2.3.

            "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

            "DEVELOPMENT TOOLS" has the meaning set forth in Section 5.20.

            "DISCLAIMER OF RELIANCE" means the Disclaimer of Reliance, Investor Representation and Questionnaire in the form of Exhibit E.

            "EFFECTIVE TIME" has the meaning set forth in Section 4.1.

            "EFFECTIVE TIME STOCKHOLDERS" means those Persons who are identified as such on Schedule 5.3.3 hereto (which Persons as of the Effective Time will be the record holders of all of the outstanding shares of Company Common Stock) and each such Person's successors and assigns with respect to such shares.

            "EMPLOYEE PLANS" has the meaning set forth in Section 5.23.3.

            "EMPLOYEE EQUITY PARTICIPATION PLAN" means the Company's Employee Equity Participation Plan dated April 18, 1996.

            "EMPLOYMENT AGREEMENTS" means those certain Employment Agreements to be dated the Closing Date between Parent and each of Mark DeSimone and Tony Stutterheim, respectively, each substantially in the form of Exhibit A.

            "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including a mechanics' lien), encumbrance, lease, conditional sales agreement, option, covenant, easement, restriction, charge, claim or other defect in title of any nature on any property or asset or property interest, whether voluntarily incurred or arising by operation of law or otherwise; and includes any agreement or commitment to grant, make or enter into any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or any agreement to file any such financing statement or to record any lien in the real property records maintained by a Governmental Body.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including the rules and regulations promulgated thereunder.

            "ERISA AFFILIATE" means (i) any corporation which at any time on or before the Effective Time is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company;
(ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Effective Time is or was under common control (within the meaning of Section 414(c) of the Code) with the Company; (iii) any entity which at any time on or before the Effective Time is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either the Company, any corporation described in clause (i) of this definition or any partnership, trade or business described in clause (ii) of this definition; and (iv) any other entity which at any time on or before the Effective Time was required to be aggregated with the Company pursuant to regulations promulgated under section 414(o) of the Code.


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            "ESCROW" has the meaning set forth in Section 4.4.

            "ESCROW AGENT" means J.P. Morgan Trust Company, National Association, in its capacity as escrow agent; or if such entity is unable or unwilling to so act, another escrow agent mutually agreed upon by Parent and the Company.

            "ESCROW AGREEMENT" has the meaning set forth in Section 7.16.

            "ESCROW CONTRIBUTOR" means each of Earl Jarred, Mark DeSimone, Jock Patton, Jeff Padden and Digital Dream Studios Co., Ltd. (collectively, the "Escrow Contributors").

            "ESCROW SHARES" means that number of shares of THQ Stock equal to five percent (5%) of the number of Merger Shares and contributed to Escrow by each Escrow Contributor pro rata in accordance with such Escrow Contributor's percentage ownership of the aggregate amount of Per Share Stock issued to the Escrow Contributors pursuant to Section 4.3.1 hereof.

            "EXCHANGE ACT" means the U.S. Securities Exchange Act of 1934, as amended.

            "EXPENSES" means any and all expenses incurred in connection with investigating, defending or asserting any Action indemnified against hereunder (including, but not limited to, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

            "FINANCIAL STATEMENTS" has the meaning set forth in Section 5.7.1.

            "GENERAL RELEASE AND COVENANT NOT TO SUE" means the General Release and Covenant Not to Sue in the form of Exhibit D.

            "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

            "GOVERNMENTAL CONSENTS AND FILINGS" has the meaning set forth in
Section 5.2.3.

            "GOVERNMENTAL PERMITS" has the meaning set forth in Section 5.9.1.

            "GROSS STOCKHOLDER MERGER SHARES" means the number of shares of THQ Stock equal to the number of Merger Shares, less (i) the number of Optionholder Merger Shares, less (ii) the number of Comerica Warrant Shares.

            "HAZARDOUS MATERIALS" has the meaning set forth in Section 5.27.1.

            "HEARING" has the meaning set forth in Section 10.6.

            "INDEMNIFIED PERSON" and "INDEMNITOR" each has the meaning set forth in Section 10.3.1.

            "IRS" means the Internal Revenue Service.

            "INVENTIONS" has the meaning set forth in Section 5.18.1.


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            "KNOWLEDGE" means, with reference to a party hereto, only the actual knowledge of any of the directors and officers of such party, after reasonable inquiry of such party's employees, agents and consultants and information set forth in documents in the possession of such party.

            "KNOWLEDGE QUALIFICATION" means a qualification to any representation or warranty made by a party expressed as "to the knowledge" of such party, that such party "has not received any notice that" or similar language intended to limit the scope of such representation and warranty.

            "LEASED REAL PROPERTY" has the meaning set forth in Section 5.13.

            "LETTER OF TRANSMITTAL" means the Letter of Transmittal in the form of Exhibit K.

            "LOCK-UP AGREEMENTS" means those certain Lock-Up Agreements to be dated the Closing Date between Parent and each of Earl Jarred, Mark DeSimone, Jeff Padden, Jock Patton, Tony Stutterheim and Digital Dream Studios, respectively, each substantially in the form of Exhibit I.

            "LOSSES" means any and all losses, costs, obligations, liabilities, diminution in value, settlement payments, awards, judgments, damage to the environment, natural resources or public health, fines, penalties, damages, expenses, deficiencies or other charges, whether foreseeable or unforeseeable and including interest at the Reference Rate on such Losses.

            "MATERIAL ADVERSE EFFECT" means, with respect to any party hereto, any change or effect (or any development that, insofar as can be reasonably foreseen, would result in any change or effect) that is materially adverse to the assets, business, financial condition, results of operations or prospects of such party.

            "MAXIMUM THQ STOCK" has the meaning set forth in Section 4.5.7.

            "MERGER" has the meaning set forth in Section 2.1.

            "MERGER FILING" has the meaning set forth in Section 4.2

            "MERGERCO" has the meaning specified in the first paragraph of this Agreement.

            "MERGER RATIO" means the number of Merger Shares divided by the sum of (i) the number of shares of Company Common Stock outstanding at the Effective Time, plus (ii) the number of shares of Company Common Stock issuable upon the exercise of Options outstanding as of the Effective Time, plus (iii) 159,000.

            "MERGER SHARES" has the meaning set forth in Section 3.2.

            "MORAL RIGHTS" has the meaning set forth in Section 5.18.1.

            "NON-COMPETITION AGREEMENTS" means those certain Non-Competition Agreements to be dated the Closing Date between Parent and each of Mark DeSimone and Tony Stutterheim, respectively, each substantially in the form of Exhibit B.

            "OPTION ADJUSTMENT MERGER SHARES" means the number of shares of THQ Stock equal to the quotient of (x) the dollar value of the aggregate consideration (less $150,000) that would be paid to


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the Company if all outstanding Options were exercised immediately prior to the
Effective Time, divided by (y) the Stock Price.

            "OPTIONHOLDERS" means those Persons who as of the date of this Agreement are the holders of Options.

            "OPTIONHOLDER MERGER SHARES" means the number of shares of THQ Stock equal to the product of (i) the Merger Ratio, times (ii) the number of shares of Company Common Stock issuable upon the exercise of Options outstanding as of the Effective Time.

            "OPTIONS" means options granted by the Company and assumed by Parent pursuant to Section 7.12.

            "OWNED REAL PROPERTY" has the meaning set forth in Section 5.10.

            "PARENT" has the meaning specified in the first paragraph of this Agreement.

            "PARENT ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Parent under this Agreement or in connection herewith.

            "PARENT GROUP MEMBER" means Parent and its Affiliates and their respective successors and assigns, including, after the Effective Time, the Surviving Corporation; and the stockholders, directors, officers, employees and agents of each of such Persons.

            "PARENT SEC DOCUMENTS" has the meaning set forth in Section 6.4.

            "PERFORMANCE SHARES" means 82,500 "performance shares" outstanding under the Employee Equity Participation Plan.

            "PERFORMANCE SHAREHOLDER" means each holder of Performance Shares as of the Effective Time.

            "PERMANENT PANEL" has the meaning set forth in Section 10.6.

            "PERMITTED ENCUMBRANCES" means (i) liens for taxes and other governmental charges and assessments which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iii) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection, and (iv) the mortgage with respect to the Owned Real Property.

            "PER SHARE ADDITIONAL STOCK" means that number of shares of THQ Common Stock equal to (i) the number of Escrow Shares, if any, remaining in the Escrow upon termination of the Escrow, divided by (ii) the aggregate number of shares of Company Common Stock held by the Escrow Contributors at the Effective Time.


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            "PER SHARE STOCK" means that number of shares of THQ Common Stock equal to (i) the Gross Stockholder Merger Shares, divided by (ii) the number of shares of Company Common Stock outstanding at the Effective Time.

            "PERSON" means any individual, corporation, partnership, joint venture, association, company, trust, estate, unincorporated organization or other entity, or any Governmental Body.

            "PRODUCTS" has the meaning set forth in Section 5.19.

            "PRODUCTS UNDER DEVELOPMENT" has the meaning set forth in Section 5.19.

            "PRINCIPALS' CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS" means those certain Confidentiality and Non-Competition Agreements to be dated the Closing Date between Parent and each of Earl Jarred, Jeff Padden and Jock Patton, respectively, each substantially in the form of Exhibit F.

            "PUBLISHED PRODUCTS" has the meaning set forth in Section 5.19.

            "RIGHT OF FIRST REFUSAL" means the Right of First Refusal in the form of Exhibit L.

            "RCRA" means the Resource Conservation and Recovery Act, as amended from time to time, and the rules and regulations promulgated thereunder.

            "REFERENCE RATE" means the "prime," "base" or "reference" rate of interest announced from time to time by Union Bank of California, plus 2% per annum.

            "REPRESENTATIVE" has the meaning set forth in Section 10.6.

            "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

            "ROYALTY PARTICIPATION AGREEMENT" means that certain Royalty Participation Agreement to be dated the Closing Date between Parent and the Effective Time Stockholders substantially in the form of Exhibit H.

            "SEC" means the U. S. Securities and Exchange Commission.

            "SECURITIES ACT" means the U.S. Securities Act of 1933, as amended.

            "SHAREHOLDERS VOTING AGREEMENT" means the Shareholders Voting Agreement, dated July 1, 1999 by and among the Company and the Effective Time Stockholders.

            "STOCK CERTIFICATE" has the meaning set forth in Section 3.1.1.

            "STOCKHOLDER GROUP MEMBER" means (i) in the event the Merger is not consummated, the Company, and (ii) from and after the Merger Filing, each of the Effective Time Stockholders, their Affiliates, and their respective successors and assigns.


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            "STOCKHOLDERS" means those Persons who from time to time are the holders of shares of Company Common Stock.

            "STOCKHOLDERS' REPRESENTATIVE" means Jock Patton and Jeff Padden acting from and after the Effective Time on behalf of the Effective Time Stockholders in accordance with Section 7.2.

            "STOCK PRICE" means $55.00.

            "SUBSIDIARY" shall mean any corporation, partnership, limited liability company, joint venture or other entity in which the Company (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

            "SURVIVING CORPORATION" has the meaning set forth in Section 2.1.

            "TANGIBLE ASSETS" means the equipment, hardware, furniture, supplies, inventory and similar assets and properties of the Company, whether owned or leased, excluding, without limitation, accounts, Company Intellectual Property, and contract rights.

            "TAX" (and, with correlative meaning, "Taxes") shall mean: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of the Company or any Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Subsidiary under any Tax Sharing Arrangement or Tax indemnity arrangement.

            "TAX RETURN" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

            "TAX SHARING ARRANGEMENT" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or has included the Company or any Subsidiary.

            "THQ STOCK" has the meaning set forth in the recitals to this Agreement.

            "TREASURY REGULATIONS" has the meaning set forth in Section 5.15.3.

            "TRANSFERRED ASSETS" shall mean all right, title and interest in and to the assets and all liabilities and obligations related thereto of the Company's interest in: (i) Digital Rim, Inc., (ii) DT Pictures, LLC and the movie "Blue Planet," (iii) that certain promissory note and accrued interest from Digital Rim, Inc. in the principal amount of $4,670,000 and (iv) Digital Dream Studios Co., Ltd. to the extent there is any remaining interest.

            "WILLIAM MORRIS" means William Morris Agency, Inc.


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            "WILLIAM MORRIS SHARES" means that number of shares of THQ Stock equal to three percent (3%) of the sum of (i) the number of Base Merger Shares, plus (ii) the number of Option Adjustment Merger Shares, that shall be issuable to William Morris at the Effective Time in accordance with Section 4.3 hereof in complete satisfaction of that certain Finders Fee Agreement between William Morris and the Company dated as of October 22, 2001.

2.      THE MERGER.

            2.1 The Merger; the Surviving Corporation. On the terms and subject to the conditions set forth herein, and in accordance with the provisions of the ABCA, at the Effective Time Mergerco shall be merged with and into the Company (the "Merger"). Upon the effectiveness of the Merger, the separate existence of Mergerco shall cease except to the extent provided by law in the case of a corporation after its merger into another corporation, and the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its existence under the laws of the State of Arizona.

            2.2 Effects of the Merger. The Merger shall have the effects set forth in Section 10-1106 of the ABCA.

            2.3 Articles of Incorporation, Bylaws, Directors and Officers. The Articles of Incorporation and the Bylaws of the Company as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Articles of Incorporation and the Bylaws of the Surviving Corporation. The directors and officers of Mergerco immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified.

3.      CONVERSION OF SHARES; DETERMINATION OF PURCHASE PRICE.

            3.1 Conversion Terms. As of the Effective Time, by virtue of the Merger and without any action on the part of any Stockholder or any stockholder of Mergerco:

                   3.1.1 Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into and become the right to receive the Per Share Stock, and subject to Section 4.4 the Per Share Additional Stock; and each share of Company Common Stock that is so converted shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired and shall cease to exist; and each holder of a stock certificate which prior to the Effective Time evidenced any such share of Company Common Stock (a "Stock Certificate") shall thereafter cease to have any rights with respect to such share except, upon the surrender of such Stock Certificate in accordance with Section 4.3, the right to receive an amount of Merger Shares as determined in accordance with the terms hereof.

                   3.1.2 Each share of Company Common Stock that, immediately prior to the Effective Time, is held in the treasury of the Company, shall, by virtue of the Merger and without any action on the part of the Company, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and shall cease to exist; and

                   3.1.3 Each share of common stock of Mergerco that is issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the


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        part of the holder thereof, shall be converted into and become the right to receive one share of Company Common Stock.

            3.2 Determination of Merger Shares. "Merger Shares" is equal to the sum of (i) the number of Base Merger Shares, plus (ii) the number of Option Adjustment Merger Shares, less (iii) the number of William Morris Shares.

            3.3 Closing of Company Transfer Records. At the Effective Time, the stock transfer records of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made.

4.      CONSUMMATION OF THE MERGER.

            4.1 Closing Date. On the Closing Date, the Company, Parent and Mergerco shall cause to be filed with the Corporation Commission of the State of Arizona a properly executed articles of merger consistent with the terms of this Agreement and the ABCA and in form and substance reasonably satisfactory to the parties hereto (the "Articles of Merger"). The Articles of Merger shall state that the effective time of the Merger (the "Effective Time") shall be upon the filing of the Articles of Merger with the Corporation Commission of State of the State of Arizona, and the Merger shall be effective at that time. The date on which the Articles of Merger is so filed (the "Closing Date") shall be a date occurring within five Business Days after the conditions set forth in Sections 8 and 9 are satisfied or waived or such other date as may be agreed upon by Parent and the Company. In the event that one or more of the conditions set forth in Sections 8 or 9 has not been satisfied or waived on any date scheduled to be the Closing Date, this Agreement shall not terminate (unless pursuant to the exercise by one of the parties of its rights under Section 11) and the Closing Date shall be rescheduled to such date as may be mutually agreed by Parent and the Company or, if no such date is mutually agreed upon within two Business Days after the previously scheduled Closing Date, the earliest date specified in the first written notice given by Parent or the Company to the other that is at least three Business Days after the giving of such notice.

            4.2 The Merger Filing. The "Merger Filing" shall mean the filing of the Articles of Merger with the Corporation Commission of State of the State of Arizona. To facilitate the Merger Filing, the parties shall execute and acknowledge the Articles of Merger in accordance with the laws of the State of Arizona prior to the Closing Date and the Company shall deliver the executed Articles of Merger to counsel for Parent. Subject to the satisfaction or waiver of each of the conditions set forth in Sections 8 and 9, counsel for Parent shall file the Articles of Merger on the Closing Date upon the delivery by each party of all items required to be delivered by this Agreement and immediately upon receipt of telephonic authorization from representatives of Parent and the Company.

            4.3 Payment of the Per Share Stock, the Comerica Warrant Shares and the William Morris Shares.

                   4.3.1 Within five Business Days after the Effective Time, Parent shall deliver to the Stockholder Representative (i) a stock certificate representing the appropriate amount of Per Share Stock (less each Escrow Contributor's portion of the Escrow Shares for each Escrow Contributor) in the name of each Effective Time Stockholder who surrenders to Parent at the Closing a duly endorsed Stock Certificate(s) together with a properly completed and duly executed Letter of Transmittal, (ii) a stock certificate representing the Comerica Warrant Shares in the name of Comerica that shall be delivered to Comerica only upon Parent's receipt of the cancelled Comerica Warrant, and (iii) a stock certificate representing the William Morris Shares in the name of William Morris. At Closing the Parent shall deliver to the Escrow Agent a stock certificate representing the remaining Per Share Stock that constitutes the Escrow Shares and for which a stock certificate was not delivered by Parent in accordance with the preceding sentence and the Per Share Stock represented by such stock certificate shall be distributed in accordance with the terms of the Escrow Agreement.

                   4.3.2 No certificate or scrip representing fractional shares of THQ Stock shall be issued upon the surrender for exchange of Stock Certificates pursuant to this Agreement. In each instance where a calculation made pursuant to this Agreement would result in the issuance of a fraction of a share of THQ Stock, such fraction shall be rounded to the nearest whole number.

                   4.3.3 No dividends or other distributions that are declared on or after the Effective Time on THQ Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any Person entitled by reason of the Merger to receive a certificate evidencing Merger Shares until such Person surrenders the related Stock Certificate as provided in this Section 4.3.

                   4.3.4 The Merger Shares issued or paid upon the surrender of a Stock Certificate shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock evidenced by such Stock Certificates.

            4.4 The Escrow. As a condition to the Merger Filing, Parent shall deliver certificates evidencing the Escrow Shares to the Escrow Agent, to be held by the Escrow Agent in an escrow account (the "Escrow") in accordance with the provisions of the Escrow Agreement. Within five business days after termination of the Escrow in accordance with the Escrow Agreement, the Escrow Agent shall deliver the Escrow Shares remaining in the Escrow, after all deductions have been made therefrom pursuant to Section 10.1, to each Escrow Contributor pro rata in accordance with such Escrow Contributor's percentage ownership of the aggregate amount of Per Share Stock issued to the Escrow Contributors pursuant to Section 4.3.1 hereof. Thereafter the Escrow Agent shall not be liable to any Persons claiming any amount of such Escrow Shares; and any subsequent distribution of the balance of such Escrow Shares shall be effected directly with Parent.

            4.5 Purchase Price Adjustment for Closing Net Book Value.

                   4.5.1 As promptly as practicable following ninety (90) days after the Effective Time, Parent shall deliver to Stockholders' Representative a certificate (the "Closing Certificate") executed on behalf of Parent by the Parent's Chief Financial Officer or Chief Accounting Officer, dated the date of its delivery, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available and setting forth the Company's Closing Net Book Value and the calculation of the Company's Net Book Value.

                   4.5.2 Promptly following receipt of the Closing Certificate, Stockholders' Representative may review the same and, within fifteen
        (15) days after the date of such receipt, may deliver to Parent a certificate setting forth its objections to the calculation of the Closing Net Book Value as set forth in the Closing Certificate, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections provided, that Stockholders' Representative may extend the period in which Stockholders' Representative may deliver such certificate to thirty (30) days after the date of such receipt by written notice to Parent within fifteen (15) days after the date of such receipt. In the event Stockholders' Representative does not so object within the relevant period set forth in the preceding sentence, the Closing Net Book Value set forth in the Closing Certificate shall be final and binding as the Closing Net Book Value for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

                   4.5.3 In the event Stockholders' Representative so objects within the period allowed in Section 4.5.2 hereof, Parent and Stockholders' Representative shall use their reasonable efforts to resolve by written agreement (the "Agreed Adjustments") any difference as to the Closing Net Book Value and, in the event Parent and Stockholders' Representative so resolve any such differences, the Closing Net Book Value set forth in the Closing Certificate as adjusted by the Agreed Adjustments shall be final and binding as the Closing Net Book Value for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

                   4.5.4 In the event that Stockholders' Representative so objects and Parent and Stockholders' Representative cannot resolve any such objections by Agreed Adjustments within fifteen (15) days after Parent's receipt of Stockholders' Representative's objection, then Parent and Stockholders' Representative shall submit the objections that are then unresolved to the Phoenix office of Ernst & Young LLP and such firm (the "Accounting Firm") shall be directed by Parent and Stockholders' Representative to resolve the unresolved objections (based solely on the presentations by Parent and by Stockholders' Representative as to whether any disputed matter had been determined in a manner consistent with Agreed Accounting Principles) as promptly as reasonably practicable and to deliver written notice to each of Parent and Stockholders' Representative setting forth its resolution of the disputed matters. The Closing Net Book Value, after giving effect to any Agreed Adjustments and to the resolution of the disputed matters by the Accounting Firm, shall be final and binding as the Closing Net Book Value for purposes of this Agreement but shall not limit the representations and warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

                   4.5.5 The parties hereto shall make available to Parent, Stockholders' Representative, and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Closing Net Book Value or any matters submitted to the Accounting Firm. The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Parent and 50% by the Effective Time Stockholders; provided, however, that if the adjustments to Closing Net Book Value proposed by Parent are greater than $25,000 in the aggregate than the adjustments determined to be appropriate by the Accounting Firm, Parent should bear the full costs and expenses of the Accounting Firm; and, provided, further, that if the adjustments to Closing Net Book Value proposed by the Stockholders' Representatives' are less than $25,000 in the aggregate than the adjustments determined to be appropriate by the Accounting Firm, the Effective Time Stockholders, Comerica and William Morris' should, jointly and severally, bear the full costs and expenses of the Accounting Firm.

                   4.5.6 If the Closing Net Book Value as determined in accordance with this Section 4.5 is less than $0, then the number of shares of THQ Stock equal to the dollar amount that the Closing Net Book Value is less than $0 divided by the Stock Price will be deducted from the Escrow Shares and released to the Parent in accordance with the Escrow Agreement.

                   4.5.7 If the Closing Net Book Value as determined in accordance with this Section 4.5 is greater than $0, then the number of shares of THQ Stock equal to the dollar amount that the Closing Net Book Value is greater than $0 divided by the Stock Price shall be distributed within ten (10) Business Days to each Effective Time Stockholder, Comerica and William Morris, pro rata in accordance with each such party's percentage ownership of the aggregate amount of Per Share Stock issued to such parties pursuant to Section 4.3.1 hereof; provided, however, that any shares of THQ Stock to be distributed to an Escrow Contributor pursuant to this Section 4.5.7 shall be placed in Escrow and shall become "Escrow Shares" and distributed in accordance with the Escrow Agreement. The parties hereby acknowledge and agree that the aggregate amount of shares of THQ Stock issuable pursuant to this Section shall be limited to 13,500 shares (the "Maximum THQ Stock"). Notwithstanding anything to the contrary set forth in this Section 4.5.7, any amounts payable hereunder in excess of the Maximum THQ Stock shall be paid in either (i) cash or (ii) additional shares of THQ Stock; provided, however, that the recipients thereof shall receive substantially the same registration rights with respect to such additional shares of THQ Stock as they received for the Maximum THQ Stock.

            4.6 Parent's Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 8, concurrently with the Merger Filing Parent shall deliver, if and to the extent not previously delivered, all of the following to the Company:

                   4.6.1 a copy of the Certificate of Incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware;

                   4.6.2 a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

                   4.6.3 a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that (i) the Certificate of Incorporation of Parent has not been amended or modified since the date of certification of the Delaware Secretary of State referred to in Section 4.6.1; (ii) the Bylaws of Parent, as attached thereto, have not been amended or modified as of the Closing Date; (iii) the resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein by Parent, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (iv) the incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement are as set forth on the certificate;

                   4.6.4 an opinion of counsel to Parent, dated the Closing Date and substantially in the form of Exhibit J-1;

                   4.6.5 a certificate certifying satisfaction of the conditions in Section 9.1, duly executed by the President or any Vice President of Parent;

                   4.6.6 the Employment Agreements, the Non-Competition Agreements and the Principals' Confidentiality and Non-Competition Agreements duly executed by Parent;

                   4.6.7 notice of completion of Parent's due diligence investigation of the Company;

                   4.6.8 the Escrow Agreement duly executed by Parent; and

                   4.6.9 the Royalty Participation Agreement duly executed by the Parent.

            4.7 Mergerco's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 8, concurrently with the Merger Filing Mergerco shall deliver, if and to the extent not previously delivered, all of the following to the Company:

                   4.7.1 a copy of the Articles of Incorporation of Mergerco, certified as of a recent date by the Corporation Commission of the State of Arizona;

                   4.7.2 a certificate of good standing of Mergerco, issued as of a recent date by the Corporation Commission of the State of Arizona; and

                   4.7.3 a certificate of the Secretary or an Assistant Secretary of Mergerco, dated the Closing Date, in form and substance reasonably satisfactory to the Company to the effect that (i) the Articles of Incorporation of Mergerco has not been amended or modified since the date of certification of the Arizona Corporation Commission referred to in Section 4.7.1; (ii) the Bylaws of Mergerco, as attached thereto, have not been amended or modified as of the Closing Date; (iii) the resolutions of the Board of Directors of Mergerco authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein by Mergerco and the written consent of Parent in its capacity as the sole shareholder of Mergerco adopting this Agreement in accordance with the ABCA, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (iv) the incumbency and signatures of the officers of Mergerco executing this Agreement are as set forth on the certificate.

            4.8 The Company's and the Effective Time Stockholders' Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 9, concurrently with the Merger Filing the Company and the Effective Time Stockholders shall deliver (or cause to be delivered), if and to the extent not previously delivered, all of the following to Parent:

                   4.8.1 a copy of the Articles of Incorporation of the Company, certified as of a recent date by the Corporation Commission of the State of Arizona;

                   4.8.2 a certificate of good standing of the Company, issued as of a recent date by the Corporation Commission of the State of Arizona;

                   4.8.3 a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that (i) the Articles of Incorporation of the Company have not been amended or modified since the date of certification of the Arizona Corporation Commission referred to in Section 4.8.1; (ii) the Bylaws, as attached thereto, have not been amended or modified as of the Closing Date; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, including the transfer of the Transferred Assets, and the resolutions of the Stockholders adopting this Agreement and authorizing the transactions contemplated herein, including the transfer of the Transferred Assets, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (iv) the incumbency and signatures of the officers of the Company executing this Agreement and any Ancillary Agreement are as set forth on the certificate;

                   4.8.4 an opinion of counsel to the Company, dated the Closing Date and substantially in the form of Exhibit J-2;

                   4.8.5 all consents, waivers or approvals, if any, obtained by the Company with respect to the consummation of the Contemplated Transaction;

                   4.8.6 a certificate certifying the satisfaction of the conditions in Sections 8.1, 8.2, 8.6, 8.7 and 8.8, duly executed by the Chief Executive Officer, President or any Vice President of the Company;

                   4.8.7 the Employment Agreements, the Non-Competition Agreements and the Right of First Refusal duly executed by the respective counterparties thereto;

                   4.8.8 the General Release and Covenant Not to Sue, dated the Closing Date and duly executed by each of the Effective Time Stockholders, Comerica and William Morris;

                   4.8.9 a fully completed Disclaimer of Reliance, dated the Closing Date and duly executed by each of the Effective Time Stockholders, Comerica and William Morris;

                   4.8.10 the resignations of each of Earl Jarred, Jeff Padden and Jock Patten from all of their positions with the Company;

                   4.8.11 the Principals' Confidentiality and Non-Competition Agreements, the Lock-Up Agreements and the Royalty Participation Agreement duly executed by the respective counterparties thereto;

                   4.8.12 a Consent of Optionholder duly executed by each Optionholder other than Andre Kirk;

                   4.8.13 the Escrow Agreement duly executed by the Stockholders' Representative;

                   4.8.14 evidence of full payment, satisfaction and release of those outstanding debts, liabilities and obligations identified for payment and release set forth on Schedule 4.8.14;

                   4.8.15 the Angstrom Note duly executed by the issuer thereof;

                   4.8.16 a stock power bearing a medallion guarantee duly executed in blank by each Escrow Contributor;

                   4.8.17 evidence, satisfactory to Parent, of complete performance and fulfillment of Sections 8.7, 8.15, 8.16 and 8.17;

                   4.8.18 a Letter of Transmittal duly executed by each Effective Time Stockholder;

                   4.8.19 a certificate certifying the amount of the Company Bonuses, duly executed by the Chief Financial Officer of the Company; and

                   4.8.20 a Consent of Performance Shareholder duly executed by each Performance Shareholder other than Brian Gillies and Brian Tindall.

5.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            As an inducement to Parent and Mergerco to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Effective Time Stockholders jointly and severally represent and warrant to Parent and Mergerco as follows:

            5.1 Organization and Good Standing. The Company is a corporation duly organized and validly existing and in good standing under the laws of Arizona and any applicable provincial or local authority, has the power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted and is registered or qualified to conduct its business in each country and subdivision thereof (including each state) where it owns or rents property, has employees or conducts business. Schedule 5.1 contains a correct and complete list of the countries and the subdivisions thereof in which the Company is qualified or registered to conduct business. True and complete copies of the Company's Articles of Incorporation and all amendments thereto through the date hereof, and the Company's Bylaws as amended through the date hereof, have been delivered to Parent.

            5.2 Power, Authorization and Validity.

                   5.2.1 The Company and each Effective Time Stockholder has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and any Ancillary Agreement that he or it is a party to.

                   5.2.2 The Company and each Effective Time Stockholder has full power and authority to execute, deliver and perform this Agreement and any Ancillary Agreement that he or it is a party to. The execution, delivery and performance by the Company and each Effective Time Stockholder of this Agreement, and the Ancillary Agreements that he or it is party to, have been duly authorized and approved as necessary, including the Company's board of directors and the Stockholders and, except for the Merger Filing, no other corporate proceedings on the part of the Company or any Effective Time Stockholder are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and each Effective Time Stockholder and is the legal, valid and binding obligation of the Company and each Effective Time Stockholder enforceable in accordance with its terms, and each of the Ancillary Agreements that the Company and each Effective Time Stockholder is a party to has been duly authorized and upon execution and delivery will be a legal, valid and binding obligation of the Company and/or each Effective Time Stockholder as the case may be enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or insolvency laws and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                   5.2.3 Other than the Merger Filing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company (the "Governmental Consents and Filings") is required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (the "Contemplated Transaction").

            5.3 Capitalization.

                   5.3.1 The authorized capital of the Company consists of 50,000,000 shares of Company Common Stock, of which 22,889,189 have been duly and validly issued and are currently issued and outstanding and none are held as treasury shares. The number of shares reserved for issuance and the purpose of such reservation are set forth on Schedule 5.3.

                   5.3.2 Except for the outstanding Options to purchase 2,953,294 shares of Company Common Stock, the Comerica Warrant and the Performance Shares:

                             5.3.2.1 There are not outstanding any options,
               warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company's capital stock; and

                             5.3.2.2 No shares of the Company's outstanding
               capital stock, or capital stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any rights of first refusal or other rights to purchase such stock (whether in favor of the Company or any other person), pursuant to any agreement or commitment of the Company.

                   5.3.3 Attached to this Agreement as Schedule 5.3 is a complete list of all Stockholders and the number of shares of Company Common Stock held by each.

                   5.3.4 At the Effective Time, Options to purchase not more than 2,953,294 shares of Company Common Stock will be outstanding. Attached to this Agreement as Schedule 5.3 is a complete list of the holders of outstanding Options as of the Effective Time and the number of shares of Company Common Stock issuable to each upon the exercise of such Optionholder's Options.

                   5.3.5 Except as set forth on Schedule 5.3 and the Shareholders Voting Agreement, all of the issued and outstanding shares of Company Common Stock are held beneficially and of record by the Persons identified as the holder of such shares in Schedule 5.3, free and clear of any Encumbrance (other than normal restrictions on transfer under applicable securities laws), and no voting, dividend or other rights with respect to any of such shares have been granted to any party other than the indicated beneficial and record owner. All issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by the Company in full compliance with all registration or qualification requirements (or applicable exemptions therefrom) and all other applicable provisions, including, without limitation, anti-fraud provisions of the securities and corporate laws of the United States, Arizona and all other applicable jurisdictions. There is no liability to any beneficial or record holder of the Company securities for dividends accrued or declared but unpaid. The Company has no liability to any former Stockholders or partners except for the liability to Rick Baltman described in the certificate certifying the amount of the Company Bonuses, duly executed by the Chief Financial Officer of the Company and delivered to Parent pursuant to the terms hereof. The Company has not issued any certificate evidencing any shares of Company Common Stock in replacement for any certificate that has been lost, destroyed or stolen, except upon receipt from the issue thereof of written indemnification agreements in favor of the Company. True and complete copies of such indemnification agreements have been delivered to Parent.

                   5.3.6 The Company has not granted or agreed to grant to any person or entity any rights to have any securities of the Company registered or listed with any governmental authority or stock exchange in order to facilitate the sale of such securities.

            5.4 Subsidiaries. The Company does not have any subsidiaries or any controlling or minority interest, direct or indirect, in any Person.

            5.5 No Violations or Required Consents. Except as set forth on
Schedule 5.5, neither the execution and delivery of this Agreement nor any of the Ancillary Agreements, nor the consummation of the Contemplated Transaction,
(a) will conflict with or (with or without notice or lapse of time, or both) result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the Company's assets, under (i) the Articles of Incorporation or Bylaws of the Company, (ii) any Company Agreement, (iii) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Company is a party or by which any of its assets or business is subject or by which the Company is bound, (iv) any Court Order to which either the Company or to Company's knowledge, any Effective Time Stockholder is a party or by which the Company's assets or business is subject or by which the Company is bound, or (v) any Requirements of Laws affecting the Company or its respective assets or business; or (b) requires the consent, approval or notification of any third party (other than the Governmental Consents and Filings).

            5.6 Litigation. Except as set forth on Schedule 5.6, there is not
(i) any Action pending against the Company, or any officer, director or employee of the Company, (ii) to the knowledge of the Company any threat of any Action, or (iii) to the knowledge of Company any factual basis for any Action, which Action, if determined adversely to the Company, has an amount at issue that is greater than $3,000 individually and $10,000 in the aggregate. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action initiated by the Company currently pending or any Action which the Company intends to initiate.

            5.7 Financial Statements; Books and Records.

                   5.7.1 The Company has delivered to Parent the Company's unaudited balance sheet as of the Balance Sheet Date and income statement for the period commencing on January 1, 2001 and ending on the Balance Sheet Date, which are attached hereto as Schedule 5.7 (the "Financial Statements"). The Financial Statements: (i) were prepared in accordance with the books and records of the Company; (ii) are true, correct, complete and fairly present the financial condition of the Company at the respective dates therein indicated and the results of operations for the respective periods therein specified; (iii) have been prepared in accordance with Agreed Accounting Principles applied on a consistent basis; and (iv) are certified by the Chief Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the Company, subject to the limitations inherent in using Agreed Accounting Principles.

                   5.7.2 Without limiting the foregoing, the Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise (other than as set forth on the Schedules attached hereto), and whether due or to become due, that is not reflected, reserved against or disclosed in the Financial Statements except for Company Bonuses and payments to retire the Performance Shares.

            5.8 Availability of Assets and Legality of Use. Except as set forth on Schedule 5.8, the assets owned, leased or licensed by the Company constitute all the assets used in its business (including all books, records, computers and computer programs and data processing systems). All Tangible Assets reflected on the Financial Statements are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and serviceable condition and are generally suitable for the uses for which intended. The Company does not employ any assets that are owned by any Person other than the Company or a lessor of such assets to the Company pursuant to a lease that is either set forth on Schedule 5.17 or is not required to be set forth thereon.

            5.9 Governmental Permits.

                   5.9.1 To the knowledge of the Company, the Company owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Bodies which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business as currently conducted (herein collectively called "Governmental Permits").
        Schedule 5.9 sets forth a list and brief description of each Governmental Permit owned, held or possessed by the Company. Complete and correct copies of all such Governmental Permits have been delivered to Parent.

                   5.9.2 Except as set forth in Schedule 5.9, to the knowledge of the Company (i) the Company has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of the Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Effective Time, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

            5.10 Real Property. Schedule 5.10 contains a brief description of
(i) each parcel of real property owned by the Company (the "Owned Real Property") (showing the record title holder, legal description, permanent index number, location, improvements, the uses being made thereof and any indebtedness secured by a mortgage or other Encumbrance thereon) and (ii) each option held by the Company to acquire any real property. Complete and correct copies of any title opinions, surveys and appraisals in the Company's possession or any policies of title insurance currently in force and in the possession of the Company with respect to each such parcel have heretofore been delivered by the Company to Buyer.

            5.11 Personal Property. The Company's fixed asset register attached hereto as Schedule 5.11 sets forth a true and complete listing as of the Balance Sheet Date of all machinery, equipment, vehicles, furniture and other personal property owned by the Company, other than such items that have been expended in the fiscal year in which acquired or which are immaterial to the operation and conduct of the Company's business.

            5.12 Personal Property Leases. The Company has delivered to Parent true and correct copies of each lease or other agreement under which the Company is lessee of, or holds or operates, any Tangible Assets.

            5.13 Title to Properties. Except as listed on Schedule 5.17.1 or 5.17.2, the Company owns title to all assets set forth on the balance sheet included in the Financial Statements, including the Owned Real Property and all of the assets thereafter acquired by it (except for the Transferred Assets or such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date), free and clear of all Encumbrances, except Permitted Encumbrances and Encumbrances that would not have a material adverse effect on the Company's business. All leases of real property (the "Leased Real Property") or personal property to which the Company is a party (i) are in good standing in all material respects, (ii) afford the Company peaceful and undisturbed possession of the subject matter of the lease, and (iii) to the knowledge of the Company provide the Company with valid leasehold interests in such assets free of any Encumbrances except Permitted Encumbrances. Neither the Company nor any Effective Time Stockholder has any knowledge of any violation, nor has the Company nor any Effective Time Stockholder received any notice of any violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law, bylaw or regulation applicable to the operations of owned or leased properties or assets, the violation of which could have a Material Adverse Effect on the Company's business. To the knowledge of the Company or any Effective Time Stockholder there are no defects in the operating condition of the Owned Real Property or any of its systems; provided, however, the Owned Real Property and its systems are subject to ordinary wear and tear in the context of its age. To the knowledge of the Company, neither the whole nor any part of any Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority or other Person, and, to the knowledge of the Company, no such condemnation or other taking is threatened or contemplated. Neither the Company nor any Effective Time Stockholder makes any representation or warranty with respect to whether the Owned Real Property complies with current regulatory requirements; provided, however, each of the Company and the Effective Time Stockholders represents and warrants that it has no knowledge, and it has not received any notice that, the Owned Real Property is not in compliance with current regulatory requirements.

            5.14 Accounts Receivable. All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of its business.

            5.15 Taxes.

                   5.15.1 Except as set forth on Schedule 5.15, (i) the Company has filed on or before the date due all Tax Returns required to be filed (after giving effect to any extensions); (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company for the periods covered thereby and all taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company and required to be paid on or before the Closing Date have been (or will be) timely paid; (iv) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes; (v) the Tax Returns referred to in clause (i) have not been examined by the Internal Revenue Service or any state, local or foreign taxing authority; (vi) there is no Action pending or proposed or threatened with respect to Taxes of the Company and no basis exists therefor; (vii) the Company is not a party to any Tax Sharing Arrangement or any Tax indemnity arrangement and the Company will not have any liability under any Tax Sharing Arrangement or Tax indemnity arrangement on or after the Closing Date; (viii) the Company has filed returns as a separate entity and has not been a member of any Company Group; (ix) there are no liens for Taxes upon any of the Company Property except liens relating to current Taxes not yet due; (x) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; (xi) no claim has ever been made by a Taxing authority in a jurisdiction where the Company has never paid Taxes or filed Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction; (xii) the Company has no knowledge of any facts that, if known to any taxing authority, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes against the Company; (xiii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company which could affect the Company's liability for Taxes for any period after the Closing Date; (xiv) as a result of a change in accounting method for a Tax period beginning on or before the Closing Date, the Company will not be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state or local Tax law) in taxable income for any Tax period beginning on or after the Closing Date; (xv) as a result of any "closing agreement" (as described in Section 7121 of the Code or any corresponding provision of state or local Tax law), the Company will not be required to include any item of income in, or exclude any item of deduction from, any taxable period beginning on or after the Closing Date; (xvi) the Company has not disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 or 453A of the Code; (xvii) the Company has not filed a consent under Section 341(f) of the Code or any comparable provision of state or local Tax law; (xviii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (xix) no power of attorney has been granted with respect to any matter relating to Taxes of the Company which is currently in force; (xx) the Company does not have corporate acquisition indebtedness, as described in Section 279(b) of the Code; (xxi) the Company has not participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has any such corporation had operations which are or may hereafter become reportable under Section 999 of the Code; and (xxii) the aggregate adjusted basis for federal and relevant state income tax purposes of each asset comprising the Transferred Assets exceeds the fair market value of such asset (without regard to any liability to which such asset is subject).

                   5.15.2 No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer taxes, sales taxes, use taxes, real estate transfer taxes, or other similar taxes will be imposed on the transactions contemplated by this Agreement.

                   5.15.3 As a direct or indirect result of the transactions contemplated by this Agreement, there will be no payment or other benefit, nor will there be any acceleration of the vesting of any options, payments or other benefits, in each case that will be (or under Section 280G of the Code and the Treasury Regulations thereunder (the "Treasury Regulations") will be presumed to be) a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

            5.16 Absence of Certain Changes. Except as set forth on Schedule
5.16 or as contemplated by this Agreement, since the Balance Sheet Date, the Company has carried on its business in the ordinary course substantially in accordance with the procedures and practices in effect on the Balance Sheet Date, and except as set forth on Schedule 5.16 or as contemplated by this Agreement, since the Balance Sheet Date there has not been:

                   5.16.1 any change in the financial condition, properties, assets, liabilities, business or operations of the Company which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a Material Adverse Effect on the Company;

                   5.16.2 any contingent liability incurred by the Company as guarantor or surety with respect to the obligations of others;

                   5.16.3 any Encumbrance filed against any of the properties of the Company;

                   5.16.4 any obligation or liability in excess of $20,000, individually or in the aggregate, incurred by the Company other than in the ordinary course of business;

                   5.16.5 any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business or in amounts less than $20,000;

                   5.16.6 any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company (as presently conducted or presently proposed to be conducted);

                   5.16.7 any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the shares of the Company, any split, combination or recapitalization of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of the capital stock of the Company;

                   5.16.8 any material change with respect to the management, supervisory, development or other key personnel of the Company;

                   5.16.9 any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except such a satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of the Company;

                   5.16.10 any obligation or liability incurred by the Company to any of its officers, directors or employees or any loans or advances made to any of its officers, directors or employees except normal compensation and expense allowances payable consistent with past practices;

                   5.16.11 any waiver by the Company of a valuable right or of a material debt;

                   5.16.12 any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement or the Ancillary Agreements;

                   5.16.13 any capital expenditure or commitments therefor by the Company in excess of $20,000, individually or in the aggregate; or

                   5.16.14 any Tax Return prepared or filed by the Company that is inconsistent with past practice, or in which the Company has taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

                   5.16.15 to the knowledge of the Company, any other event or condition of any character which would materially and adversely affect the assets, properties, financial condition, operating results or, business of the Company; or

                   5.16.16 any new license or other development agreement with respect to or in furtherance of the licensing or other transfer any of the Company's proprietary rights or intellectual property, or any rights therein, or with respect to the development of any games by the Company without Parent's prior written consent.

            5.17 Agreements and Commitments.

                   5.17.1 Attached to this Agreement as Schedule 5.17.1 is a complete list of every oral or written executory agreement, obligation or commitment which is material to the Company, its financial condition, business or prospects, together with the amounts owed or owing under each such agreement (in those cases where it is practicable to determine such amounts owed or owing), obligation or commitment as of the Closing Date (including but not limited to):

                             5.17.1.1 Any contract, commitment, letter contract,
               quotation, purchase order, bid or proposal providing for payments by or to the Company in an aggregate amount of $20,000 or more in any calendar year;

                             5.17.1.2 Any license agreement as licensor or
               licensee or any agreement to encumber, transfer or sell rights in or with respect to any of the Company's Intellectual Property (as defined in Section 5.18 below), except for standard non-exclusive software licenses for products that are available through general retail or mail-order channels that are granted to end-user customers in the ordinary course of business, the form of which has been provided or made available to Parent's counsel;

                             5.17.1.3 Any agreement for the purchase, sale or
               lease of real or personal Property or intangible assets involving total payments of more than $20,000 in any calendar year or in the aggregate;

                             5.17.1.4 Any agreement for the purchase or sale of
               any business unit, business entity or franchise;

                             5.17.1.5 Any publishing, dealer, distributor, sales
               representative, original equipment manufacturer or value added remarketer agreement and any other agreement accounting for more than $20,000 of the Company's revenue in any consecutive twelve-month period;

                             5.17.1.6 Any purchase or sale agreement relating to
               any equity or debt security;

                             5.17.1.7 Any joint venture contract or arrangement
               or any other agreement that involves a sharing of profits with other persons or entities;

                             5.17.1.8 Any instrument evidencing indebtedness for
               borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise (except for trade indebtedness and advances to employees incurred in the ordinary course of business), and any instrument, contract, indenture or financing statement evidencing any lien, encumbrance or security interest in any of the Company's assets;

                             5.17.1.9 Any contract containing covenants
               purporting to limit the Company's freedom to compete in any line of business in any geographic area;

                             5.17.1.10 Any lease of real or personal property;

                             5.17.1.11 Any other agreement not listed above that
               is material to the assets, properties, financial condition, operating results or business of the Company; and

                             5.17.1.12 Any license or other development
               agreement with respect to or in furtherance of the licensing or other transfer any of the Company's proprietary rights or intellectual property, or any rights therein, or with respect to the development of any games by the Company.

                   5.17.2 All agreements, obligations and commitments listed or required to be listed according to Sections 5.17.1, 5.18 and 5.23 (collectively the "Company Agreements") are valid and in full force and effect in all material respects, and a true and complete copy of each has been delivered to, or made available for inspection by, Parent's counsel. Except as set forth in Schedule 5.17.2, neither the Company nor any other party is in breach or default in any material respect under the terms of any Company Agreement, nor does the Company have any knowledge of any claim or threat by any other party that the Company has breached any Company Agreement.

                   5.17.3 To the extent any Company Agreement with a third party provides for development or other performance by the Company: (i) such development or other performance has been timely and properly completed in accordance with the terms of such Company Agreement and the Company has no liability arising out of any prior deliverables; (ii) the Company has not failed to meet any milestone or other delivery specified in such Company Agreement, except where any such failure has been waived or has not resulted in termination or notice of default in accordance with the terms of such Company Agreement; and (iii) the Company does not have knowledge of any matter which might cause the Company not to materially fail to meet any such milestone or other delivery date in accordance with any material Company Agreement. The Company has no knowledge of any material breach or failure to comply with any material maintenance and enhancement obligations contained in any Company Agreements, nor has the Company received any notice from any party to the contrary. No other party to a Company Agreement has ever exercised a "right to complete" or similar provision in a Company Agreement that allowed such party to correct or complete any deliverable item from the Company. Except as set forth on Schedule 5.17.3, all other parties to any Company Agreement regarding the publishing or distribution of products have been substantially timely, and none is currently in arrears, with respect to the payment of any royalty or similar payments to the Company, the Company does not have knowledge that any prior royalty or similar payment is incorrect by more than 5% and the Company has never exercised an audit or other formal remedy under any Company Agreement with respect to any such payment. In the event any Company Agreement is terminated by the other party thereto, the Company will have no liability for a refund or other repayment of any advance, minimum guarantee or other amounts previously paid to the Company under such Company Agreement.

            5.18 Intellectual Property.

                   5.18.1 Except for matters disclosed on Schedule 5.18.1(a), the Company owns or has the right to use all right, title and interest in all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, know-how, technology, Moral Rights (as defined below) and other intellectual property and proprietary rights reasonably necessary to the conduct of its business as presently conducted and as presently proposed to be conducted (the "Company Intellectual Property"). "Moral Rights" means any rights of paternity or integrity, any right to claim authorship of an invention, improvement, original work of authorship, formula, process, computer program, database or trade secret ("Inventions"), to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any Invention, whether or not such would be prejudicial to any developer's honor or reputation. Set forth on Schedule 5.18.1(b) hereto is a true and complete list of all patents, copyright and trademark registrations and all applications therefor regarding the Company Intellectual Property that are owned or licensed by the Company, and no loss, cancellation, termination, expiration or denial of any such registration or application is foreseeable by the Company except as set forth in Schedule 5.18.1(c). Copies of all forms of non-disclosure or confidentiality agreements utilized to protect the Company Intellectual Property have been provided to Parent's counsel.

                   5.18.2 To the knowledge of the Company, except as set forth on Schedule 5.18.2(a), no employee, Stockholder or other security holder of the Company or any other Person has any ownership right, title, interest, claim in or lien on any of the Company Intellectual Property, nor is any Person currently infringing or using any misappropriated Company Intellectual Property. Except as set forth on Schedule 5.18.2(b), the Company has taken and will take all steps reasonably necessary to preserve its legal rights in, and the secrecy of, the Company Intellectual Property, except that for which disclosure is required for legitimate business or legal reasons. Except as set forth in any Company Agreement or otherwise disclosed on Schedule 5.18.2(c), the Company has not granted, and there are not outstanding, any options, licenses or agreements of any kind relating to any Company Intellectual Property, nor is the Company bound by or a party to any option, license or agreement of any kind with respect to any of the Company Intellectual Property. Except as set forth in any Company Agreement, the Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Intellectual Property.

                   5.18.3 The business of the Company as presently conducted and as proposed to be conducted by the Company with respect to product produced or in production prior to the Closing does not and will not cause the Company to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights or other intellectual property rights of any other person or entity, and the Company has not received any claim or notice of infringement or potential infringement of the intellectual property of any other person. The Company is not using any confidential information or trade secrets of any former employer of any of its past or present employees. The Company does not have knowledge that it will be necessary to utilize any inventions of any employees of the Company (or persons the Company currently intends to hire) made prior to their employment by the Company. To the knowledge of Company, at no time during the conception or reduction to practice of any Invention that is a part of the Company Intellectual Property was any developer, inventor or other contributor to such Invention operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company's rights in the Company Intellectual Property.

            5.19 Products and Distribution. Schedule 5.19 contains a complete list of all of the software products (by SKU) developed, published and/or distributed by the Company which products have been commercially released (the "Published Products") and all products (by SKU) currently under development by the Company, or which the Company is contractually obligated to develop (the "Products Under Development" and collectively with the Published Products referred to as the "Products").

                   5.19.1 Schedule 5.19 sets forth, for each Product, a list of all contracts and agreements (including without limitation all development, trademark license, technology license, distribution or other agreements) relating to the Product.

                   5.19.2 Schedule 5.19 also sets forth, for each Product Under Development and as of the date of this Agreement, the following: (a) the currently scheduled final software delivery date, and (b) an estimate of percentage of completion.

            5.20 Development Tools. Schedule 5.20 contains a complete list of all software development tools used or intended to be used by the Company in the development of any of the Products, except for any such tools that are generally available and are used in their generally available form (such as standard compilers) (the "Development Tools"). Schedule 5.20 also sets forth, for each Development Tool: (i) for any Development Tool not entirely developed internally by the Company employees, the identity of the independent contractors and consultants involved in such development and a list of the agreements with such independent contractors and consultants; (ii) a list of any third parties with any rights to receive royalties or other payments with respect to such Development Tool, and a schedule of all such royalties payable; (iii) a list of any restrictions on the Company's right to use and distribute such Development Tool; and (iv) a list of all agreements between the Company and third parties for the use by such third party of such Development Tool. The Company has sufficient right, title and interest in and to the Development Tools for the conduct of its business as currently conducted and as proposed to be conducted.

            5.21 Compliance with Law and Charter Documents. The Company is not in violation or default of any provisions of its Articles of Incorporation or Bylaws, both as amended; to the knowledge of the Company, except for any violations that individually or in the aggregate would not have a Material Adverse Effect on the Company's business, the Company is in compliance with all applicable statutes, laws, regulations and executive orders of the United States and all states, provinces and local authorities and all foreign countries or other governmental bodies and agencies having jurisdiction over the Company's business or properties. The Company has not received any notice of any violation of such statutes, laws, regulations or orders which has not been remedied prior to the date hereof.

            5.22 Hart-Scott-Rodino.

                   5.22.1 The Company is its own "ultimate parent entity" (as defined in 16 C.F.R. Section 801.1(a)(3) (1998)).

                   5.22.2 The Company does not have "annual net sales" (as defined in 16 C.F.R. Section 801.11) or "total assets" (as defined in 16 C.F.R. Section 801.11) of $10 million or more.

            5.23 Employees and Employee Relations.

                   5.23.1 The Company has no employment contract or material consulting agreement currently in effect that is not terminable on notice or whose lawful termination would result in any payment to the terminated employee greater than the minimum amounts required by Arizona law upon termination of an employee (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All officers, employees and consultants of the Company have executed and delivered to the Company an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company substantially in the forms attached hereto as Schedule 5.23.1. The Company Intellectual Property does not incorporate or include any "Prior Inventions" of any officer, employee or consultant (as such term is defined in such forms).

                   5.23.2 The Company (i) has never been and is not now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (iv) is not a party to any current strike or labor dispute. To the knowledge of the Company, (I) no labor union has requested, sought or attempted to represent any employees, representatives or agents of the Company, (II) there is no labor organization activity involving the Company's employees, (III) the consummation of the Contemplated Transaction will not have a Material Adverse Effect on the Company's labor relations and
        (IV) none of the Company's key employees intend to leave their employ.

                   5.23.3 Schedule 5.23.3 contains a true and complete list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, fringe benefit plans, profit sharing plans, deferred compensation agreements, stock, option, equity-based, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other employee benefit plans, programs or arrangements maintained by the Company or to which the Company or any ERISA Affiliate contributes or has ever been obligated to contribute, including any "pension plan," as defined in
        Section 3(2) of ERISA (applied without regard to the exceptions from coverage contained in Section 4(b)(4) or 4(b)(5) thereof) and any "welfare plan," as defined in Section 3(1) of ERISA (applied without regard to the exceptions from coverage contained in Section 4(b)(4) or 4(b)(5) thereof) (the "Employee Plans"). Except as set forth in Schedule 5.23.3, each of the Employee Plans, and their administration, is, in all material respects, in compliance with all applicable federal, state, provincial, municipal, local and other governmental laws and ordinances, orders, rules and regulations, the Company is in full compliance with the terms of all the Employee Plans and there has been no inquiry or notice issued by a governmental authority questioning or challenging such compliance. Each Employee Plan which is intended to qualify under
        Section 401(a) of the Code has received a favorable opinion letter from the IRS that such plan is so qualified under the Code and no circumstances exist which might cause such plan to cease being so qualified. There are no Actions (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened involving the Employee Plans or assets of such plans. The Company does not have any obligations under any of the Employee Plans or otherwise to provide health or death benefits to or in respect of former employees of the Company, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA. Neither the Company nor any ERISA Affiliate has been required to contribute to a "multiemployer plan" as defined in Section 3(37) of ERISA or has maintained or been required to contribute to a plan subject to Section 302 of ERISA or
        Section 412 of the Code or subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code or (ii) under Section 502(i) or Section 502(1) of ERISA or Section 4975 of the Code.

                   5.23.4 All contributions or other payments due with respect to any Employee Plan have been made or accrued on the Financial Statements except those contributions or payments accruing after the Balance Sheet Date in the ordinary course.

                   5.23.5 The Company has delivered to Parent, with respect to each Employee Plan, correct and complete copies, where applicable, of:
        (i) all plan documents and amendments, (ii) the most recent IRS opinion letter, (iii) the Annual Report (Form 5500 Series) and accompanying schedules, as filed, for the most recently completed two plan years,
        (iv) any discrimination tests performed for the last plan year and (v) the most recent summary plan description.

                   5.23.6 To the knowledge of the Company or the Effective Time Stockholders, no employee of the Company is in violation of (i) any material term of any employment contract, invention disclosure or assignment agreement or noncompetition agreement or (ii) any material term of any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by the Company or to use trade secrets or proprietary information of others. To the knowledge of the Company or the Effective Time Stockholders, the mere fact of employment of any employee of the Company does not subject the Company to any liability to any third party. There are no Actions pending or, to the knowledge of the Company, threatened (or any basis therefor), relating to the employment or prior employment of any of the Company's employees or consultants, their use in connection with the Company's business of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties, or their obligations under any agreements with prior employers, clients or other parties.

                   5.23.7 Except as set forth on Schedule 5.23.7, other than the Employment Agreements and except as required by law, the Company is not a party to any (i) agreement with any executive officer or other key employee of the Company (a) the benefits of which are contingent, or the terms of which are materially altered, upon the execution of this Agreement or the Ancillary Agreements (other than the modification of such benefits or terms of employment by the Employment Agreement) or the occurrence of the Contemplated Transaction, (b) providing any term of employment or compensation guarantee or (c) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting or payment of benefits of which will be materially accelerated, by the occurrence of any of the Contemplated Transaction or the execution of this Agreement or the Ancillary Agreements or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transaction or the provisions of this Agreement or the Ancillary Agreements.

                   5.23.8 A list of all employees, officers and consultants of the Company as of the date of this Agreement and their compensation (salary and bonuses), their last annual review date and their latest change in compensation and the amount thereof (salary or bonus) is set forth in Schedule 5.23.8 attached to this Agreement.

                   5.23.9 The Company is not aware that any employee or consultant of the Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction, that would interfere with the use of his or her best efforts to carry out his or her duties for the Company or to promote the interests of the Company or that would conflict with the Company's business as presently conducted or proposed to be conducted. The carrying on of the Company's business by the employees and consultants of the Company and the conduct of the Company's business as presently proposed, will not, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants or the Company is now obligated.

            5.24 Employee Equity Participation Plan. Schedule 5.24 lists all the Performance Shareholders and the number of Performance Shares held by each such holder and contains an accrual of amounts to retire each holders outstanding Performance Shares as determined and set by the Board of Directors of the Company in accordance with the Employee Equity Participation Plan and agreed to by the Performance Shareholders in the Consents of Performance Shareholders.

            5.25 Corporate Documents. The Company has made available to Parent for examination complete copies or originals of all documents and information listed in the Exhibits and Schedules to this Agreement, including, without limitation, the following: (i) copies of the Company's Articles of Incorporation as currently in effect; (ii) the Company's corporate minute books containing all records of all proceedings, consents, actions and meetings of the Stockholders and the Company's Board of Directors or any committees thereof, (iii) the Company's stock ledgers and journals reflecting all stock issuances and transfers, and agreements and documents relating thereto; and (iv) all permits, orders and consents now in effect and issued by any regulatory agency expressly to the Company and all applications for such permits, orders and consents. The minute books and stock records of the Company provided to Parent contain a complete summary of all meetings, consents and actions of the Board of Directors of the Company and the Stockholders, and all issuances and transfers of the Company's securities, since the time of its incorporation, accurately reflecting all transactions referred to in such minutes and records in all material respects.

            5.26 No Brokers. Except as set forth on Schedule 5.26, the Company is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Ancillary Agreements or in connection with the Contemplated Transaction.

            5.27 Environmental Matters.

                   5.27.1 To the knowledge of the Company, during the period that the Company has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. The Company has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities. For purposes of this Agreement, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by CERCLA. For the purposes of this Section "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance," or "hazardous chemical" under (1) CERCLA; (2) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (5) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (5) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (6) regulations promulgated under any of the above statutes; or (7) any applicable state or local statute, ordinance, rule, or regulation that has a scope or purpose similar to those statutes identified above;

                   5.27.2 To the knowledge of the Company, none of the Company's properties or facilities is in violation of any federal, state, or local law, ordinance, regulation, or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that the Company has owned or leased its properties and facilities, neither the Company nor, to the Company's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

                   5.27.3 During the time that the Company has owned or leased its properties and facilities, there has been no litigation brought or threatened against the Company, or any settlement reached by the Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

            5.28 Insurance. The Company maintains those fire and casualty, general liability, business interruption, and product insurance policies set forth on Schedule 5.28.

            5.29 Disclosure. This Agreement, the Ancillary Agreements, the Exhibits hereto and thereto, the certificates and documents delivered by, or to be delivered by, the Company to Parent under this Agreement or the Ancillary Agreements, taken together, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact known by the Company which has not been disclosed herein or in the Schedules hereto or in written materials delivered by the Company to Parent or its counsel pursuant to Parent's due diligence of the Company and which materially adversely affects the business of the Company, other than facts known generally (either to the public generally or participants in the Company's industry) that apply to the Company's industry as a whole with respect to customers, suppliers, business or economic conditions.

            5.30 Closing Net Book Value. The Closing Net Book Value is not less than negative $1,500,000.

            5.31 Microsoft. The letter agreement between the Company and Microsoft, dated as of August 6, 2001, reflects all oral or written agreements, obligations or commitments between the Company and Microsoft.

6.      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO.

            As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Mergerco hereby jointly and severally represent and warrant to the Company and agree as follows:

            6.1 Organization and Capital Structure.

                   6.1.1 Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. The authorized capital of Parent consists of (i) 75,000,000 shares of THQ Stock, of which 21,925,238 shares were issued and outstanding as of November 1, 2001, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding. Except for (i) options and warrants described in the Parent SEC Documents, (ii) the issuance and sale in a registered public offering of 2,750,000 shares of THQ Stock (including an underwriters' over-allotment option of 412,500 shares of THQ Stock) pursuant to Parent's Registration Statement on Form S-3 filed with the Securities Exchange Commission on August 20, 2001, as amended, and (iii) as contemplated hereby, there are no options, warrants or other rights to acquire from Parent, or agreements or commitments by Parent to issue or sell, any shares of capital stock of Parent, whether on conversion of other securities or otherwise. All of the Merger Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

                   6.1.2 Mergerco is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. The authorized capital of Mergerco consists of 1,000 shares of common stock, no-par value per share, all of which have been issued and are outstanding and none are held as treasury shares. All of the outstanding shares of capital stock of Mergerco are validly issued, fully paid and nonassessable and owned of record and beneficially by Parent, free from all Encumbrances except for those imposed by applicable securities laws.

            6.2 Authority.

                   6.2.1 Parent has full corporate power and authority to execute, deliver and perform this Agreement and all of the Parent Ancillary Agreements. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent have been duly authorized, except for the adoption of this Agreement by Parent as the sole stockholder of Mergerco in accordance with Section 7.3 no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Parent Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by Parent and is the legal, valid and binding obligation of Parent enforceable in accordance with its terms and each of the Parent Ancillary Agreements has been duly authorized by Parent and upon execution and delivery by Parent will be a legal, valid and binding obligation of Parent enforceable in accordance with its terms.

                   6.2.2 Mergerco has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Mergerco have been duly authorized and approved by Mergerco's board of directors and except for the Merger Filing, no other corporate proceedings on the part of Mergerco are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Mergerco and is the legal, valid and binding agreement of Mergerco enforceable in accordance with its terms.

                   6.2.3 Neither the execution or delivery of this Agreement or any of the Parent Ancillary Agreements, the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

                   6.2.3.1 conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of Parent's or Mergerco's assets under, (i) the Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Mergerco, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which either Parent or Mergerco is a party or any of their respective assets or business is subject or by which either Parent or Mergerco is bound,
        (iii) any Court Order to which either Parent or Mergerco is a party or by which either Parent or Mergerco is bound or (iv) any Requirements of Laws affecting Parent or Mergerco, except for, in the case of clauses
        (ii) or (iii) of this Section 6.2.3.1, any such conflicts, breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

                   6.2.3.2 require the approval, consent, authorization or act of, or the making by either Parent or Mergerco of any declaration, filing or registration with, any Person, except for the Merger Filing and such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

            6.3 No Investment Banker Fees Payable by Stockholders. No Stockholder will have any liability for any fees or commissions payable by either Mergerco or Parent (or any Person acting on behalf of Mergerco or Parent) to any investment banker, broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

            6.4 Parent SEC Documents. Parent has previously delivered to the Company and each of the Stockholders of the Company complete and correct copies of all reports (including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K) filed by it with the SEC since January 1, 2001 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            6.5 Disclosure. This Agreement, Parent Ancillary Agreements, and certificates and documents delivered by, or to be delivered by Parent under this Agreement or the Parent Ancillary Agreements, taken together, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

7.      ACTION PRIOR TO THE MERGER FILING.

            The parties hereto covenant and agree to take the following actions between the date hereof and the Merger Filing:

            7.1 Action by Stockholders. The Company shall circulate for signature any required documents, certificates or instruments required to consummate the Merger Filing.

            7.2 Stockholders' Representative. For purposes of this Agreement and the transactions contemplated hereby, the Effective Time Stockholders, without any further action on the part of any such party, shall be deemed to have consented to the appointment of Jock Patton and Jeff Padden as the representative of such party (the "Stockholders' Representative"), as the attorney-in-fact for and on behalf of each such party, and the taking by the Stockholders' Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including the exercise of the power to (i) execute the Escrow Agreement, (ii) authorize delivery to Parent of the Escrow Shares, or any portion thereof, in satisfaction of Losses and Expenses or amounts owed under this Agreement, the Escrow Agreement or the Royalty Participation Agreement, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Losses and Expenses and amounts owed, (iv) resolve any Parent indemnification claims, and (v) take all actions necessary in the judgment of the Stockholders' Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Escrow Agreement and the Royalty Participation Agreement. Accordingly, the Stockholders' Representative has unlimited authority and power to act on behalf of each Stockholder with respect to this Agreement, the Escrow Agreement and the Royalty Participation Agreement and the disposition, settlement or other handling of all Losses and Expenses, rights or obligations arising from and taken pursuant to any such agreement. The Effective Time Stockholders will be bound by all actions taken by the Stockholders' Representative in connection with this Agreement, the Escrow Agreement or the Royalty Participation Agreement, and Parent, the Company and Mergerco shall be entitled to rely, and will incur no liability with respect to such reliance, on any action, consent, instruction or decision of either Jeff Patton or Jock Padden as the action, consent, instruction or decision of the Stockholders' Representative (and shall have no responsibility or obligation to determine the authority, authenticity, accuracy or truth thereof). The Stockholders' Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or gross negligence. In all questions arising under this Agreement, the Escrow Agreement or the Royalty Participation Agreement, the Stockholders' Representative may rely on the advice of counsel, and the Stockholders' Representative will not be liable to any Effective Time Stockholder for anything done, omitted or suffered in good faith by the Stockholder' Representative based on such advice. The Stockholders' Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for by the Stockholders in a manner satisfactory to him. At any time during the term of the Escrow Agreement and the Royalty Participation Agreement, those parties who are then the holders of a majority in interest of the Escrow Shares or the shares of THQ Stock issued to such parties in accordance with this agreement, as applicable, can appoint a new Stockholders' Representative by written consent by sending notice and a copy of the written consent appointing such new Stockholders' Representative signed by such holders to Parent and the Escrow Agent, in the case of the Escrow Agreement. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent. The parties hereto shall make available to Stockholders' Representative (the parties hereby acknowledge and agree that this right of examination is not an individual right) such books, records and other information (including workpapers) as Stockholders' Representative may reasonably request for the taking of any and all actions and the making of any decisions required or permitted to be taken under this Agreement; provided, however, with respect to audit rights under the Royalty Participation Agreement, Section 5 thereof will control.

            7.3 Action by Parent. Parent shall take such actions, as the sole stockholder of Mergerco, as may be necessary to approve the Merger and adopt this Agreement under the ABCA.

            7.4 Investigation of the Company by Parent. The Company shall afford to the officers, employees and authorized representatives of Parent (including its accountants, attorneys and financial advisors) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company to the extent Parent shall deem necessary or desirable, and shall furnish to Parent or its authorized representatives such additional information concerning the operations, properties and business of the Company as may be reasonably requested to enable Parent or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Company contained in this Agreement have been complied with, to determine whether the conditions set forth in Section 8 have been satisfied, and to make the determinations provided for in this Agreement. Parent agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company. No investigation made by Parent or its representatives hereunder shall affect the efficacy of any of the representations and warranties of the Company hereunder or the rights of Parent under Section 10.

            7.5 Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty set forth in Sections 5 or 6 of this Agreement inaccurate as of the Effective Time. Each party shall promptly notify the other parties of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Company shall promptly notify Parent of any Action that may be instituted or threatened against the Company which would have been listed in Schedule 5.6 if such Action had arisen prior to the date hereof.

            7.6 Conduct of Business Prior to the Effective Time. Except as expressly contemplated by this Agreement, including the Schedules hereto, the Company shall carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current employees and preserve its relationships with Persons having dealings with it. In connection therewith, the Company shall not (i) transfer or cause to be transferred any employee or agent of the Company to any Affiliates of the Company or any Stockholder, (ii) permit any Affiliate of the Company or of any Stockholder to offer employment to any such employee or agent, or (iii) otherwise attempt to persuade any such employee or agent to terminate his or her relationship with the Company other than for reasons that are in the best interests of the Company. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

                   7.6.1 take any action of the nature described in Section
        5.16;

                   7.6.2 grant any additional options, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including any rights, warrants or options to acquire any shares of its capital stock or other securities); or issue any certificate evidencing any shares of Company Common Stock in replacement for any certificate that has been lost, destroyed or stolen, except upon receipt from the issuee thereof of indemnification of the Company in form and substance satisfactory to Parent;

                   7.6.3 amend its Articles of Incorporation or Bylaws;

                   7.6.4 acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any Person or division thereof;

                   7.6.5 make or incur any new capital expenditure or expenditures which, individually, is in excess of $20,000 or, in the aggregate, are in excess of $50,000;

                   7.6.6 pay, discharge or satisfy any claim by or liability or obligation owing to, any present, former or purported holder of any securities of the Company;

                   7.6.7 alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure;

                   7.6.8 except for payments set forth on Schedule 5.23, enter into or adopt, or amend, any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or adopt, or amend, any employee benefit plan or employment, consulting or management agreement, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable law; or pay or commit to pay any bonus to any officer or employee of the Company, or make any other material change in the compensation of its employees;

                   7.6.9 modify in any material respect any of the Company Agreements; or enter into any agreement, understanding, obligation or commitment; or incur any indebtedness or obligation, of the type that would have been required to be listed in Schedule 5.17 if in existence on the date hereof; or enter into any contract that provides for any approval or consent by any Person to the transactions contemplated by this Agreement, including but not limited to, any license or other development agreement with respect to or in furtherance of the licensing or other transfer any of the Company's proprietary rights or intellectual property, or any rights therein, or with respect to the development of any games by the Company;

                   7.6.10 enter into any other transaction affecting the business of the Company, other than in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement;

                   7.6.11 file any Tax Return in respect of its Federal income Taxes or state income or franchise Taxes; or

                   7.6.12 with respect to Taxes other than Federal income Taxes or state income or franchise Taxes, prepare or file any Tax Return inconsistent with prior practice, or on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods.

            7.7 Notification by the Company of Certain Matters. During the period prior to the Effective Time, the Company shall promptly advise Parent in writing of (i) any change or event of which the Company has knowledge that could have a Material Adverse Effect on the Company, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any material default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Effective Time and of which the Company has knowledge.

            7.8 Mutual Cooperation; Reasonable Best Efforts. The parties hereto shall cooperate with each other, and shall use their respective reasonable best efforts to cause as promptly as possible the fulfillment of the conditions to each other party's obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every Person required in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall take all such actions as may reasonably be requested by another party hereto in order to further the consummation of the transactions contemplated hereby and the acquisition of the control of the Company by Parent on the terms and subject to the conditions set forth herein and to permit such party to verify that the covenants of the other parties contained in this Agreement have been complied with.

            7.9 No Solicitation. The Company acknowledges that Parent has incurred and will incur substantial third party fees and internal costs in performing its due diligence investigation and performing its other covenants and agreements hereunder. In consideration of the efforts Parent has undertaken and proposes to undertake and in order to facilitate the transactions contemplated hereby, the Company agrees that prior to the termination pursuant to Section 11 of the obligations of the parties to consummate the Merger, it will not, nor shall it authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Affiliates to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company promptly shall advise Parent of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Affiliates, any voting securities of the Company or any of its Affiliates or a substantial portion of the assets of the Company.

            7.10 Removal of Assets. The Company shall not knowingly permit the removal from the Company's premises of any of the assets, except for the Transferred Assets, books or records of the Company by any of the Stockholders or any of the Company's directors, officers or employees.

            7.11 Company Bonuses. The Company shall prepare a certificate executed by the Company's Chief Financial Officer setting forth the amount of outstanding Company Bonuses as of the Effective Time.

            7.12 Assumption of Stock Options. At the Effective Time, Parent shall agree to assume the obligations of the Company with respect to the outstanding Options, with the effect that each of the Options shall remain outstanding in accordance with the terms of the agreements reflecting the terms and conditions of each of the Options, except that upon each exercise of an Option after the Effective Time the holder of such Option shall receive, in lieu of shares of Company Common Stock, that number of shares of THQ Stock equal to
(i) the number of shares of Company Common Stock that would have been issuable upon exercise of such Option, multiplied by (ii) the Merger Ratio (adjusted to take into account any stock split, stock dividend or similar change in capitalization of THQ Stock after the Effective Time). Parent agrees to file with the SEC a registration statement on Form S-8 covering the THQ Shares that will be issuable upon the exercise of the Options not later than 15 Business Days after the Effective Time.

            7.13 Consents of Third Parties and Governmental Approvals.

                   7.13.1 The Stockholders and the Company will act diligently and reasonably to secure, before the Effective Time, the consent, approval or waiver, in form and substance reasonably satisfactory to Parent, from any party to any Company Agreement required to satisfy the condition set forth in Section 8.5, including, without limitation, the release of any guaranties that the Company or any of the Shareholders, on behalf of the Company, have given; provided, however, that the Company shall not make any agreement or understanding affecting the Company or its assets or business as a condition for obtaining any such consents or waivers except with the prior written consent of Parent.

                   7.13.2 During the period prior to the Effective Time, the parties hereto shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 8.4; provided, however, that the Company shall not make any agreement or understanding affecting the Company or its assets or business as a condition for obtaining any such consents or approvals except with the prior written consent of Parent.

            7.14 Fees and Expenses. Except as may otherwise be expressly provided in this Agreement, and subject to the limit of $50,000 in the aggregate, Parent shall, upon receipt of appropriate documentation, reimburse or pay on behalf of the Company for its legal costs and expenses incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, however, that the payment of any fees and disbursements of counsel, accountants and other financial, legal, accounting and other advisors retained by the Company or any Stockholder incurred for services rendered after the Effective Time in connection with the Merger or this Agreement or any Ancillary Agreement, including, but not limited to, services for the purposes of instituting legal action to construe or enforce this Agreement or any Ancillary Agreement or any provision hereof or thereof, shall be borne and paid by the Effective Time Stockholders. Any payment by Parent of fees or expenses in excess of the limit described in this Section 7.14 shall be recovered by Parent pursuant to Section
10.1 hereof ("Excess Expenses"). Notwithstanding anything herein to the contrary, Parent shall, upon receipt of appropriate documentation, reimburse the Company for, or pay on behalf of the Company, its cost incurred in connection with the audit of its financial statements as of and for the year ended December 31, 2000 and (ii) the review of its financial statements for the nine (9) month period ended September 30, 2001.

            7.15 Payment of Debts, Liabilities and Obligations. The Company shall fully pay, discharge and satisfy all of the outstanding debts, liabilities and obligations set forth on Schedule 4.8.14, prior to the Closing Date.

            7.16 Preparation of Escrow Agreement. The parties shall prepare and cause to be executed, prior to or concurrently with the Merger Filing, an escrow agreement among the Company, Parent, the Stockholders' Representative and the Escrow Agent (the "Escrow Agreement"). The Escrow


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

Agreement shall, among other matters, (i) appoint the Escrow Agent as the escrow agent thereunder; (ii) provide for the deposit by Parent of the Escrow Shares into the Escrow at or before the Merger Filing; (iii) provide for the release of Escrow Shares to Parent in accordance with the terms thereof, (iv) provide for the procedures by which the Parent Group Members may submit Claims Notices and by which the Stockholders' Representative may challenge such Claims Notices; (v) provide for the release of all Escrow Shares then in escrow to the Stockholders on the nine month anniversary of the Closing Date (except to extent any such amounts are required to cover Losses or Expenses for which a right to indemnification is asserted in Claim Notices submitted on or prior to such date); and (vi) include such other provisions as are customary for such agreements or which the Escrow Agent requires be included for its benefit.

            7.17 Registration Rights. Parent agrees to provide to each of the Effective Time Stockholders, William Morris and Comerica registration rights with respect to the THQ Shares issued to them in accordance with this Agreement and the Royalty Participation Agreement, on the terms and subject to the conditions set forth in Exhibit C hereto and to undertake all actions required by Exhibit C in order to secure an effective Registration Statement with respect to such shares.

            7.18 Cancellation of Comerica Warrant. The Company shall cause Comerica to agree to the cancellation of the Comerica Warrant in consideration for the receipt of the Comerica Warrant Shares.

8.      CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERCO

            The obligations of Parent and Mergerco to cause the Merger Filing shall, except to the extent waived by Parent, be subject to the satisfaction, on or prior to the Merger Filing, of the following conditions:

            8.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by the Company or the Effective Time Stockholders in the performance of its or their covenants and agreements herein or in any of the Ancillary Agreements. None of the representations and warranties of the Company or the Effective Time Stockholders contained or referred to herein shall be untrue or incorrect in any respect (in the case of any representation or warranty containing any materiality qualification) or in any material respects (in the case of any representation and warranty without any materiality qualification) either when made or as of the Effective Time (in each case, without regard to any Knowledge Qualification that may be included in such representation and warranty), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Parent. There shall have been delivered to Parent and Mergerco a certificate or certificates to such effect, dated the Closing Date and signed on behalf of the Company by the President or any Vice President of the Company.

            8.2 No Changes to or Destruction of Property. Between the date hereof and the Effective Time, there shall have been (i) no change or event having a Material Adverse Effect on the Company; and (ii) no material adverse federal or state legislative or regulatory change affecting the Company's business; and there shall have been delivered to Parent and Mergerco a certificate or certificates to such effect, dated the Closing Date and signed on behalf of the Company by the President or any Vice President of the Company.

            8.3 No Restraint or Litigation. (i) No order shall have been entered in any Action before any Governmental Body, and no preliminary or permanent injunction by a court of competent jurisdiction shall have been issued and remain in effect, that would have the effect of (a) making the purchase of, or payment for, any shares of Company Common Stock pursuant to this Agreement illegal, or (b) otherwise making the consummation of the Merger illegal; and
(ii) no Action shall be pending before any Governmental Body or any such court against the Company, the Effective Time Stockholders, Parent or Mergerco that challenges the legality or validity of this Agreement, the Merger or any of the transactions contemplated hereby or seek damages or any other remedy in connection therewith.

            8.4 Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in Schedule 5.5 or otherwise required to be obtained prior to the Effective Time by applicable Requirements of Laws or which are necessary to prevent a Material Adverse Effect on the Company.

            8.5 Necessary Consents. The Company shall have received consents, in form and substance reasonably satisfactory to Mergerco and Parent, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which the Company is a party or by which the Company or any of its assets is affected and which are specified in Schedule 5.5 or are otherwise necessary to prevent a Material Adverse Effect on the Company.

            8.6 Stockholder Approval and Execution. This Agreement shall have been unanimously adopted and executed by all of the Effective Time Stockholders.

            8.7 Transferred Assets. The Company shall have transferred all of its right, title and interest in and to the Transferred Assets and any liabilities related thereto prior to the Closing Date.

            8.8 Certification of Shares and Options Outstanding. On the Closing Date, the Company shall deliver a certification of its Chief Financial Officer to the effect that the number of shares of Company Common Stock and the number of Options outstanding as of the Closing Date is consistent with the representations made in Section 5.3.2.

            8.9 [Reserved].

            8.10 Estimated Net Book Value. The net book value of the tangible, realizable assets of the Company less Company Aggregate Obligations as estimated by Parent in its good faith five days prior to the Closing Date shall not be less than negative $1,500,000.

            8.11 Consent of Optionholders; No Exercise of Stock Options. Each Optionholder shall have executed and delivered to Company a Consent of Optionholder other than Andre Kirk. No Optionholder shall have exercised its Options prior to the Effective Time.

            8.12 Standard Parent Employee Agreements. Each of the Company's employees who are offered employment by the Parent and are not entering into the Employment Agreements (other than Andre Kirk) shall have executed and delivered to Parent its standard confidentiality, non-competition and non-solicitation agreement.

            8.13 Stock Price. The Stock Price shall not be lower than $39.

            8.14 Company Bonuses. The Parent shall have received from the Company a certification of its Chief Financial Officer setting forth the amount of outstanding Company Bonuses that upon the approval of Parent, the Parent shall assume as of the Effective Time.

            8.15 Right of First Refusal. Parent shall have received the Right of First Refusal duly executed by the parties thereto.

            8.16 Cancellation of Comerica Warrant. Comerica shall have agreed to the cancellation of the Comerica Warrant in consideration for the receipt of the Comerica Warrant Shares.

            8.17 Consent of holders of Performance Shares. Each holder of Performance Shares (other than Brian Gillies and Brian Tindall) shall have executed and delivered to the Company a Consent of Performance Shareholder.

9.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

            The obligations of the Company to cause the Merger Filing shall, except to the extent waived by the Company, be subject to the satisfaction, on or prior to the Merger Filing, of the following conditions:

            9.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Parent or Mergerco in the performance of any of their respective covenants and agreements herein. None of the representations and warranties of Parent or Mergerco contained or referred to herein shall be untrue and incorrect in any respect (in the case of any representation or warranty containing any materiality qualification) or in any material respects (in the case of any representation and warranty without any materiality qualification), either when made or as of the Effective Time (in each case, without regard to any Knowledge Qualification that may be included in such representation and warranty), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company. There shall have been delivered to the Company a certificate or certificates to such effect, dated the Closing Date and signed on behalf of Parent by the President or any Vice President of Parent and on behalf of Mergerco by the President or any Vice President of Mergerco.

            9.2 No Restraint or Litigation. (i) No order shall have been entered in any Action before any Governmental Body, and no preliminary or permanent injunction by a court of competent jurisdiction shall have been issued and remain in effect, that would have the effect of (a) making the purchase of, or payment for, any shares of Company Common Stock pursuant to this Agreement illegal, or (b) otherwise making the consummation of the Merger illegal; and
(ii) no Action shall be pending before any Governmental Body or any such court against the Company that challenges the legality or validity of this Agreement, the Merger or any of the transactions contemplated hereby or seek damages or any other remedy in connection therewith.

            9.3 Necessary Governmental Approvals. The Company shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Effective Time by applicable Requirements of Laws.

            9.4 Stock Price. The Stock Price shall not be higher than $57.


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

10.     INDEMNIFICATION.

            10.1 Indemnification of Parent Group Members.

                   10.1.1 The Stockholder Group Members shall each jointly and severally indemnify and hold harmless each Parent Group Member from and against any and all Losses and Expenses incurred by such Parent Group Member in connection with or arising from:

                             10.1.1.1 any breach or failure to perform, or any
               third party claim that if successful would constitute a breach or failure to perform, by the Company of any of its agreements, covenants or obligations in this Agreement or in any Ancillary Agreement to be performed prior to the Effective Time;

                             10.1.1.2 any breach of any representation or
               warranty of Company, contained or referred to in this Agreement (including any misrepresentation or warranty in, or omission from, any Schedule, Exhibit, statement, certificate, report or other document furnished or to be furnished by or on behalf of the Company or any Stockholder pursuant hereto or thereto);

                             10.1.1.3 any liability or obligation of the Company
               in respect of the assets, operations or business of the Company arising from events occurring on or prior to the Effective Time, excepting only (a) such liabilities and obligations as are disclosed in the Schedules to this Agreement, or (b) are assumed pursuant to this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, the Stockholder Group Members shall not indemnify, or be liable to, any Parent Group Member for any Losses arising from a violation of any electrical, building, zoning, environmental or occupational safety and health ordinance, regulation or similar requirement or other law, bylaw or regulation applicable to the Owned Real Property unless such Loss results from a breach of Section 5.13.

                             10.1.1.4 any Tax liability or Loss attributable to
               the ownership, operation or business of any of the Transferred Assets before or after the Closing or attributable to the disposition of any of the Transferred Assets pursuant to Section
               8.7 or otherwise; provided that no representation, warranty or indemnity is, or shall be made, with respect to any Tax Loss relating to the Transferred Assets.

                             10.1.1.5 any Tax liability or Loss attributable to
               any and all (i) income tax periods ending on or prior to the Closing Date, and (ii) income tax periods that begin before the Closing Date and end after the Closing Date; provided, however, that Parent Group Members shall only be entitled to indemnification under clause (ii) of this Section 10.1.1.5 for any Tax liability or Loss which relates to the portion of such taxable period ending on the Closing Date; ; provided that no representation, warranty or indemnity is, or shall be made, with respect to any Tax Loss relating to the Transferred Assets.

                             10.1.1.6 attributable to any and all Actions which
               now exist or may hereafter arise based on any fact or circumstance arising out of or occurring in connection with (i) the services provided by Joel Cohen and Alec Sokolow to DT Pictures LLC, (ii) the Development Agreement between the Company and LucasArts Entertainment Company LLC, dated as of September 1, 2000, as amended, (iii) any and all agreements between the Company and Sony Computer Entertainment America Inc., if such Action arises as a result of the Contemplated Transaction; provided, however that the Stockholder Group Members shall have no obligation to indemnify and hold harmless the Parent Group Members from any Losses or Expenses attributable to termination of such agreements pursuant to any "termination for convenience" clause thereunder, and (iv) any and all agreements, whether written or oral between the Company and Microsoft Corporation; provided, however, that the Stockholder Group Members shall have no obligation to indemnify and hold harmless the Parent Group Members from any Losses or Expenses attributable to any payments owed to Microsoft Corporation in accordance with the terms and conditions of that certain letter agreement between the Company and Microsoft Corporation dated as of August 6, 2001; and

                             10.1.1.7 any Excess Expense arising under Section
               7.14 hereto or any amounts owed under Section 4.5.6 hereto that is not recovered pursuant to the Escrow Agreement.

                   10.1.2 Indemnification Limit. The Stockholder Group Members' obligation to indemnify and hold harmless the Parent Group Members under this Section 10 with respect to all Losses and Expenses incurred by Parent Group Members shall commence at such time that the aggregate amount of such Losses and Expenses equals or exceeds $125,000 (the "Indemnification Threshold") (it being understood that at such time, the Parent Group Members shall be entitled to indemnification from the Stockholder Group Members for all Losses and Expenses in excess of $0); provided, that no Loss or Expense shall be included in the calculation of such Indemnification Threshold unless such Loss or Expense exceeds $5,000 (each such Loss or Expense that is less than or equal to $5,000 shall be hereafter called a "De Minimis Expense"); provided, further, that at such time the aggregate amount of De Minimis Expenses exceeds $25,000, any and all subsequent Losses or Expenses in any amount shall be included in the calculation of the Indemnification Threshold. In addition, the parties hereby agree that the aggregate amount of Losses or Expenses that the Stockholder Group Members' shall be required to indemnify and hold harmless the Parent Group Members from and against shall be limited to:

                             10.1.2.1 $50,000,000 for Losses or Expenses in
               connection with or arising from the fraud, willful deceit or intentional misrepresentation of the Company or any of the Effective Time Stockholders;

                             10.1.2.2 $25,000,000 for Losses or Expenses in
               connection with or arising from any situation described in Sections 10.1.1.1, 10.1.1.2, 10.1.1.3. 10.1.1.6 or 10.1.1.7;

provided, however, that there shall be no limit on the Stockholder Group Members' obligation to indemnify and hold harmless the Parent Group Members under Sections 10.1.1.4 or 10.1.1.5 or from and against any and all Tax liability or Loss in connection with or arising from any situation described in Sections 10.1.1.1, 10.1.1.2, 10.1.1.3.

                   10.1.3 After a final determination of a Loss or Expense in accordance with this Section 10, each Parent Group Member shall have the right (but not the obligation), without limitation of its other rights and remedies available at law or in equity, to set off or recover any Losses or Expenses to which such Parent Group Member is entitled to indemnification under this Section 10 against any payments otherwise payable to the Escrow Contributors from the Escrow in accordance with the Escrow Agreement; provided, however, that in no event shall it be construed that the Stockholder Group Members' requirement to indemnify the Parent Group Members is limited to the Escrow Shares.

            10.2 Indemnification by Parent and the Surviving Corporation. Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless each Stockholder Group Member from and against any and all Losses and Expenses incurred by such Stockholder Group Member in connection with or arising from:

                   10.2.1 any breach or failure to perform, or any third party claim that if successful would constitute a breach or failure to perform, by Parent or the Mergerco of any of their respective agreements, covenants or obligations in this Agreement or in any Parent Ancillary Agreement; or

                   10.2.2 any breach, or any third party claim that if successful would constitute a breach, of any warranty or the inaccuracy, or any third party claim that if successful would constitute an inaccuracy, of any representation or warranty of Parent or Mergerco contained or referred to in this Agreement (including any misrepresentation or warranty in, or omission from, any Schedule, Exhibit, statement, certificate, report or other document furnished or to be furnished by or on behalf of Parent or Mergerco pursuant hereto).

            10.3 Notice of Claims.

                   10.3.1 If any Parent Group Member (with respect to Section 10.1) or any Stockholder Group Member (with respect to Section 10.2) believes that it has suffered or incurred any Loss or incurred any Expense, such Parent Group Member or Stockholder Group Member, as the case may be (the "Indemnified Person"), shall so notify the parties obligated to provide indemnification to such Indemnified Person (the "Indemnitor") (which, in the event such notice is given by a Parent Group Member, shall be given to the Stockholders' Representative) promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, any certificate delivered pursuant hereto, any Ancillary Agreement or any Parent Ancillary Agreement in respect of which such Loss or Expense shall have occurred (such written notification being sometimes hereinafter referred to as the "Claim Notice"); provided, however, that an omission by the Indemnified Person to give notice as provided herein shall not relieve the Indemnitor of its indemnification obligation under this Section 10 except to the extent that the Indemnitor is actually prejudiced by such action. If any Action is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this Section 10, such Indemnified Person shall promptly notify the Indemnitor (which, in the event such notice is given by a Parent Group Member, shall be given to the Stockholders' Representative) of such Action as specified in this Section 10.3.

                   10.3.2 The Indemnitor shall have the right, at its own cost, to elect to assume the defense of any third-party claim, demand, lawsuit or other proceeding in connection with which the Indemnified Person has claimed indemnification hereunder (the "Election"), within fifteen (15) Business Days following notice thereof (which, in the event such notice is given by a Parent Group Member, shall be given to the Stockholders' Representative), upon its written unconditional acknowledgment of its obligation to indemnify the Indemnified Person with respect to such claim, provided, however, the choice of legal counsel to defend such claim shall require the consent of the Indemnified Person, which consent shall not be unreasonably withheld or delayed, provided further that, in the event there exists (a) a conflict or potential conflict between the interests of the Indemnitor and the Indemnified Person, or (b) additional defenses available to the Indemnified Person, the Indemnified Person shall be entitled to separate counsel, paid for by the Indemnitor. If the Indemnitor makes the Election, (i) it shall keep the Indemnified Person informed as to the status of such matter and shall promptly send copies of all pleadings to the Indemnified Person (which, in the event such notice or copies are given by a Parent Group Member, shall be given to the Stockholders' Representative), and (ii) with respect to any issue involved in such claim, it shall have the sole right, with respect to claims or portions of claims seeking monetary damages only, to settle or otherwise dispose of such claim on such terms as it, in its sole discretion, shall deem appropriate; provided, however, that the consent of the Indemnified Person to the settlement or disposition shall be required if such settlement or disposition shall result in any liability to, equitable relief against, as admission of liability by, or adverse business effect on the Indemnified Person, which consent shall not be unreasonably withheld or delayed. If the Indemnitor does not make the Election, the Indemnitor shall have the right to participate, at it own cost, in the defense of such claim, and the Indemnified Party shall have the right to contest, compromise or settle such claim in the exercise of its reasonable judgment; provided, however, that the consent of the Indemnitor to any compromise or settlement of such claim shall be required if such compromise or settlement shall require any payment by the Indemnitor or otherwise result in any liability to the Indemnitor.

                   10.3.3 In calculating any Loss or Expense there shall be deducted (i) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer), and (ii) the amount of any tax benefit to the Indemnified Person with respect to such Loss or Expense (after giving effect to the tax effect of receipt of the indemnification payments).

                   10.3.4 After the giving of any Claim Notice, the amount of indemnification to which an Indemnified Person shall be entitled under this Section 10 shall be paid within fifteen (15) days of receipt of the Claim Notice unless the Indemnitor has given written notice of a dispute in which case the claim for indemnification shall be made in accordance with the dispute resolution procedures of Section 10.6.

            10.4 Expiration of Indemnification.

                   10.4.1 In the event the Merger is consummated, the Parent Group Members' right to indemnification pursuant to Section 10.1 shall expire on the date that is the eighteen month anniversary of the Closing Date; provided, however, that if any Claim Notice is given by a Parent Group Member prior to the expiration of such eighteen month period, such Parent Group Member's right to indemnification in respect of the matters giving rise to such Claim Notice shall (i) continue until such matters are finally terminated or otherwise resolved between such Parent Group Member and the Stockholders' Representative in accordance with Section
        10.6 or by a court of competent jurisdiction, as the case may be, and all amounts, if any, payable hereunder in respect of those matters are finally determined and paid, and (ii) extend to all Losses and Expenses that are the subject of that indemnification obligation, whether incurred before or after such Claim Notice is given. Notwithstanding anything to the contrary in the foregoing or in this Agreement, the Parent Group Members' right to indemnification under Sections 10.1.4,
        10.1.5 or 10.1.6 or for any an all Tax liability or loss shall not terminate until the applicable statute of limitations (if any) for any Tax liabilities, Losses or Expenses thereunder shall have expired.

                   10.4.2 In the event the Merger is consummated, the Stockholder Group Members' right to indemnification pursuant to Section
        10.2 shall expire on the date that is the two year anniversary of the Closing Date; provided, however, that if any Claim Notice is given by a Stockholder Group Member prior to the expiration of such two year period, such Stockholder Group Member's right to indemnification in respect of the matters giving rise to such Claim Notice (i) shall continue until such matters are finally terminated or otherwise resolved between such Stockholder Group Member, Parent and the Surviving Corporation in accordance with Section 10.6 or by a court of competent jurisdiction, as the case may be, and all amounts, if any, payable hereunder in respect of those matters are finally determined and paid by Parent and/or the Surviving Corporation, and (ii) shall extend to all Losses and Expenses that are the subject of that indemnification obligation, whether incurred before or after such Claim Notice is given.

            10.5 Exclusive Remedy Following the Merger. In the event that the Merger is consummated, except for claims under applicable securities laws, any claim against any party hereto for any breach of this Agreement, the Ancillary Agreements or the Parent Ancillary Agreements or in connection with any of the transactions contemplated hereby or thereby shall be made solely pursuant to this Section 10; provided, however, that if any of the Ancillary Agreements or the Parent Ancillary Agreements, by their terms provide for remedies other than those provided in this Section 10 ("Ancillary Remedies"), such Ancillary Remedies shall be also available to the parties thereto; and provided further that the parties hereto agree that the circumstances in which disputes between them will not be subject to the provisions of this Section 10.5 is where (i) any such alleged breach relates to confidentiality or nondisclosure, (ii) a party makes a good faith determination that such breach may result in irreparable harm to such party such that equitable or other relief in the form of a temporary restraining order or other immediate injunctive relief is the only adequate remedy, or (iii) the determination of the satisfaction of the conditions set forth in Sections 8 and 9 hereof.

            10.6 Dispute Resolution.

                   10.6.1 Representatives. Except as otherwise provided herein, if any dispute arises under or relates to this Agreement, at the written request of either party, each party will appoint a designated representative (the "Representative", which in the case of the Effective Time Stockholder shall be designated by the Stockholders' Representative) to meet for the purpose of resolving the dispute. The Representatives will meet at a mutually agreeable place within 10 days after either party makes a written request to the other for such a meeting. The Representatives will honor reasonable requests to exchange information related to the dispute and will make an effort to negotiate a resolution to the dispute. Negotiations shall continue until the dispute is resolved or until either party informs the other in writing that negotiations will not result in a mutually acceptable resolution and an arbitrator should be appointed.

                   10.6.2 Arbitration.

                             10.6.2.1 In the event the dispute is not resolved
               under Section 10.6.1, the parties agree that the dispute shall be resolved by a private arbitration conducted by one arbitrator. Within 10 days after the termination of negotiations pursuant to
               Section 10.6.1, the parties shall agree upon one arbitrator (the "Arbitrator"), selected from a permanent panel of no fewer than 15 names agreed upon by the parties (the "Permanent Panel"). If the parties are unable to agree on the 15 names for the Permanent Panel, either party may refer the matter to the office of the American Arbitration Association ("AAA") for the limited purpose of having AAA provide such number of names as are not agreed upon by the parties. The parties shall select the arbitrator from the Permanent Panel by alternately striking names until only one name remains on the Permanent Panel. A toss of a coin will determine which party is to strike the first name. Neither party may choose as its arbitrator the person who was its Representative under Section 10.6.1 of this Agreement or any person who is an officer, director or employee of either party or any affiliated entity of either party, or a person who has a direct or indirect personal or financial interest in the outcome of the arbitration.

                             10.6.2.2 The Arbitrator shall set a hearing date
               for an arbitration (the "Hearing") within 90 days from the date the Arbitrator is selected, unless otherwise agreed by the parties, or unless otherwise ordered by the Arbitrator at the request of either party.

                             10.6.2.3 Unless otherwise agreed, within 15 days
               before the Hearing, each party shall submit to the Arbitrator with a copy to the other party a list of all witnesses and exhibits which it intends to present at the Hearing. At the request of any party the Arbitrator, consistent with the expedited nature of arbitration, shall have the authority to order such discovery, by way of deposition, interrogatory, document production, or otherwise, as the Arbitrator considers necessary to a full and fair exploration of the issues in dispute.

                             10.6.2.4 No later than 10 days before the scheduled
               Hearing, each party shall provide to the Arbitrator a short (not to exceed five single-spaced pages or such other page limit as the Arbitrator permits) statement of its position with regard to the dispute.

                             10.6.2.5 At the Hearing, each party shall, unless
               it waives the opportunity, make an oral opening statement, and an oral closing statement.

                             10.6.2.6 When testimony is complete and each party
               has introduced its exhibits, subject to the provisions of this Agreement, and each party has made a closing statement pursuant to the provisions of this Agreement or waived the opportunity to do so, the Arbitrator shall declare the Hearing closed; provided, however, the parties may submit post-hearing briefs pursuant to an agreed upon schedule or one formulated by the Arbitrator.

                             10.6.2.7 The Hearing shall be held at a location
               agreed upon by the parties and convenient for the Arbitrator, or if the parties cannot agree upon a location, at a location designated by the Arbitrator.

                             10.6.2.8 The Hearing shall be conducted in private.
               Attendance at the Hearing shall be limited to the following: (i) the Arbitrator; (ii) representatives of each party; (iii) each party's attorneys and attorneys' assistants or advisors, if any, including expert witnesses, if any; (iv) a court reporter if requested by either party; and (v) any witnesses. The Arbitrator may sequester witnesses upon the motion of a party.

                             10.6.2.9 Within 30 days of the close of the Hearing
               or submission of the post-hearing briefs, the Arbitrator shall issue a written opinion and award (the "Award"), based on evidence, arguments and post-hearing briefs, if any. The Award shall be a decision of the Arbitrator, shall resolve the parties' dispute, and shall be final and binding on the parties. The fact that an opinion is issued does not enlarge or restrict the authority of a court provided in the AAA's Commercial Arbitration Rules to review the arbitration proceedings or the Award. The Arbitrator shall have the Award delivered to each party in accordance with Section 10.

                             10.6.2.10 Except as otherwise provided in this
               Agreement, there shall be no ex parte communication regarding the subject matter of the Hearing between a party or its attorneys and any Arbitrator from the time the Arbitrator is appointed until after the parties receive the Award.

                             10.6.2.11 The parties may agree to submit the
               dispute to the Arbitrator without a Hearing, in which event the Arbitrator will render and deliver to the parties a written opinion and Award within 30 days of being notified that the parties waive the Hearing.

                             10.6.2.12 Notwithstanding any other provision of
               this Agreement, the Arbitrator shall have no power to delete from, add to, nor modify the terms of this Agreement, and may not award any remedy which effectively conflicts directly or indirectly with any provision of this Agreement.

                             10.6.2.13 The arbitration shall be governed by
               AAA's Commercial Rules of Arbitration, except as otherwise provided in this Agreement.

                             10.6.2.14 All expenses, costs and attorneys fees of
               the arbitration shall be paid by the nonprevailing party. The arbitrator shall award such expenses in the arbitration award.

11.     TERMINATION.

            11.1 Termination Rights. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties to consummate the Merger may be terminated at any time prior to the Effective Time:

                   11.1.1 By the mutual consent of all of the parties hereto;

                   11.1.2 By Parent or the Company if the Merger Filing shall not have occurred on or before December 31, 2001 (or such later date as may be mutually agreed to by Parent and the Company);

                   11.1.3 By Parent in the event of any material breach by the Company or any of the Stockholders of any of their respective agreements, representations or warranties contained herein and, with respect to any such breach that is curable, the failure of Company or such Stockholder to cure such breach within fifteen (15) days after receipt of notice from Parent requesting that such breach be cured; or

                   11.1.4 By the Company in the event of any material breach by Parent or Mergerco of any of their respective agreements, representations or warranties contained herein and, with respect to any breach that is curable, the failure of Parent to cure such breach, or cause Mergerco to cure such breach, within fifteen (15) days after receipt of notice from the Company requesting that such breach be cured.

            11.2 Notice of Termination. Any party desiring to terminate the obligation of the parties to consummate the Merger this Agreement pursuant to
Section 11.1 (other than Section 11.1.1) shall give notice of such termination to each of the other parties to this Agreement, identifying in such notice the provision under which such termination is being effected.

            11.3 Effect of Termination. In the event that the obligation of the parties to consummate the Merger shall be terminated pursuant to this Section 11, all further obligations of the parties under this Agreement shall be terminated without further liability of any party to the others; provided, however, that such termination shall not relieve any party from liability for its breach of this Agreement, or from such party's obligations under Section 10.

12.     GENERAL PROVISIONS.

            12.1 Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for the periods set forth herein.

            12.2 Notices. All notices, requests, demands, consents, approvals, designations and other communications called for or contemplated by this Agreement shall be in writing and shall be deemed given to the party to whom addressed (i) when delivered to such party by hand or by facsimile transmission,
(ii) one Business Day after being sent to such party by overnight courier, or
(iii) three Business Days after being sent to such party by registered or certified mail (return receipt requested, postage prepaid), in each case at the following address, or at such other address as such party may designate by notice in the manner aforesaid:

        If to the Company (after the Effective Time), Parent or Mergerco, to:

               THQ Inc.
               27001 Agoura Road
               Suite 325
               Calabasas Hills, CA  91301
               Attention:    Brian J. Farrell
                             Chairman of the Board, President and Chief
                             Executive Officer
               Telephone:    (818) 871-5000
               Telecopier:   (818) 871-7400

               with a copy to:

               Sidley Austin Brown & Wood
               555 West Fifth Street, 40th Floor
               Los Angeles, California 90013
               Attention:    Sherwin L. Samuels, Esq.
               Telephone:    (213) 896-6031
               Telecopier:   (213) 896-6600

        If to the Company (prior to the Effective Time) or the Stockholder's Representative to:

               Rainbow Studios
               3830 N. 7th Street
               Phoenix, Arizona  85014
               Attention:    Jock Patten
                             Chief Executive Officer
               Telephone:    (602) 840-2322
               Telecopier:   (602) 840-2322

               and

               Jock Patton
               5430 E. Arcadia Lane
               Phoenix, Arizona  85018
               Telephone:    (602) 840-2322
               Telecopier:   (602) 840-2322

        with a copy to:

               Allen, Price & Padden
               3131 East Camelback Road, Suite 110
               Phoenix, Arizona 85016
               Attention:    Jeff Padden
               Telephone:    (602) 381-0500
               Telecopier:   (602) 381-8899

        with a copy to:

               Bryan Cave, LLP
               Two North Central Avenue, Suite 2200
               Phoenix, Arizona 85004-4406
               Attention:    Frank M. Placenti
               Telephone:    (602) 364-7000
               Telecopier:   (602) 364-7070

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

            12.3 Successors and Assigns; No Third-Party Beneficiaries.

                   12.3.1 The rights of each party under this Agreement shall not be assignable by such party prior to the Effective Time without the written consent of each of the other parties. Following the Effective Time, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

                   12.3.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Parent, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Except as provided in Section 10 in the event of the consummation of the Merger with respect to the rights and remedies of the Stockholders, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Stockholder or other Person other than (i) the parties hereto and their successors and permitted assigns, and (ii) the Stockholders' Representative, in his capacity as such, any right, remedy or claim under or by reason of this Agreement or the transactions contemplated hereby.

            12.4 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein; and such agreements and other documents supersede all prior agreements and understandings between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

            12.5 Rules of Construction. Whenever in this Agreement the context so suggests, references to the masculine shall be deemed to include the feminine and the neuter, references to the singular shall be deemed to include the plural, and references to "or" shall be deemed to be disjunctive but not necessarily exclusive. No provision of this Agreement shall be construed in favor of or against any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof, nor shall the interpretation of this Agreement be affected by reason that this Agreement or any provision hereof is inconsistent with any prior draft hereof. Except where expressly provided to the contrary, each reference herein to a "Section" is to a Section of this Agreement; each reference herein to a Section includes all Sections subsidiary to the Section referred to. The words "herein," "hereof," and "hereunder," and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or subsection, and the word "including" means "including but not limited to." Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Except as expressly stated to the contrary herein, all dollar amounts in this Agreement refer to lawful money of the United States of America.

            12.6 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

            12.7 Equitable Relief. Each of the parties hereto agrees that a monetary remedy for a breach of this Agreement would be inadequate and would be impracticable and extremely difficult to prove, and further agrees that such a breach would cause the other party irrevocable harm, and that either party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by the parties.

            12.8 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

            12.9 Business Day. Whenever this Agreement requires that an action be taken or a notice be given on a date that would otherwise not be a Business Day, the time period for taking such action or giving such notice shall be extended to the first day thereafter that is a Business Day.

            12.10 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.

            12.11 Further Assurances. From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Mergerco, the Company or otherwise, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect in or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of Mergerco and the Company to which it is entitled under this Agreement and otherwise carry out the purposes of this Agreement.

            12.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

            12.13 Attorneys' Fees. In the event any legal action is instituted to construe or enforce this Agreement or any provision hereof, the prevailing party shall be entitled to recover reasonable attorneys' fees.

            12.14 Consent to Counsel. Parent and Company each hereby consent to the representation of the Effective Time Stockholders and/or the Stockholders' Representative by either, or both, of Bryan Cave LLP and Allen, Price & Padden.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                  RAINBOW MULTIMEDIA GROUP, INC.,
                                  an Arizona corporation

                                  By: /s/ Earl Jarred
                                      ------------------------------------------
                                      Earl Jarred
                                      Chairman

                                  RAINBOW ACQUISITION COMPANY,
                                  an Arizona corporation

                                  By: /s/ Brian J. Farrell
                                      ------------------------------------------
                                      Brian J. Farrell,
                                      President


                                  THQ INC.,
                                  a Delaware corporation

                                  By: /s/ Brian J. Farrell
                                      ------------------------------------------
                                      Brian J. Farrell,
                                      Chairman of the Board, President and Chief
                                      Executive Officer



                             SIGNATURE PAGE 1 OF 3

EFFECTIVE TIME STOCKHOLDERS:

      /s/ Earl Jarred
-------------------------------------
Earl Jarred

      /s/ Mark DeSimone
-------------------------------------
Mark DeSimone

      /s/ Jeff Padden
-------------------------------------
Jeff Padden

      /s/ Jock Patton
-------------------------------------
Jock Patton

      /s/ Tony Stutterheim
-------------------------------------
Tony Stutterheim

      /s/ Bruce Hall
-------------------------------------
Bruce Hall

      /s/ Rick Baltman
-------------------------------------
Rick Baltman

DIGITAL DREAM STUDIOS CO., LTD.
a Korean company

By:      /s/ Jung Guen Lee
      -------------------------------
      Jung Guen Lee
      Chief Executive Officer


                             SIGNATURE PAGE 2 OF 3

                                CONSENT OF SPOUSE

            The undersigned hereby consents to and authorizes the execution of this Agreement by the undersigned's spouse and hereby agrees and acknowledges that such execution shall cause the undersigned's community property to be encumbered and exposed to judgment and/or attachment in connection with the obligations arising against the undersigned's spouse by virtue of his execution hereof, including without limitation the covenants, representations, warranties and indemnification provisions, including but not limited to the provisions of
Section 10 hereof, contained herein or in any Ancillary Agreement.

                                                    /s/ Sandy Jarred
                                               ---------------------------------
                                               Sandy Jarred

                                                    /s/ Cheryl Padden
                                               ---------------------------------
                                               Cheryl Padden

                                                    /s/ Michele DeSimone
                                               ---------------------------------
                                               Michele DeSimone

                                                    /s/ Sonchen Patton
                                               ---------------------------------
                                               Sonchen Patton

                                                    /s/ Martha Stutterheim
                                               ---------------------------------
                                               Martha Stutterheim

                                                    /s/ Jeremy Hall
                                               ---------------------------------
                                               Jeremy Hall

                                                    /s/ Lila Baltman
                                               ---------------------------------
                                               Lila Baltman


                             SIGNATURE PAGE 3 OF 3

1.      DEFINITIONS..........................................................................1

2.      THE MERGER..........................................................................10
        2.1    The Merger; the Surviving Corporation........................................10
        2.2    Effects of the Merger........................................................10
        2.3    Articles of Incorporation, Bylaws, Directors and Officers....................10

3.      CONVERSION OF SHARES; DETERMINATION OF PURCHASE PRICE...............................10
        3.1    Conversion Terms.............................................................10
        3.2    Determination of Merger Shares. .............................................11
        3.3    Closing of Company Transfer Records..........................................11

4.      CONSUMMATION OF THE MERGER..........................................................11
        4.1    Closing Date.................................................................11
        4.2    The Merger Filing............................................................11
        4.3    Payment of the Per Share Stock, the Comerica Warrant Shares and
               the William Morris Shares....................................................11
        4.4    The Escrow...................................................................12
        4.5    Purchase Price Adjustment for Closing Net Book Value.........................12
        4.6    Parent's Deliveries..........................................................14
        4.7    Mergerco's Deliveries........................................................15
        4.8    The Company's and the Effective Time Stockholders' Deliveries................15

5.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................17
        5.1    Organization and Good Standing...............................................17
        5.2    Power, Authorization and Validity............................................17
        5.3    Capitalization...............................................................17
        5.4    Subsidiaries.................................................................19
        5.5    No Violations or Required Consents...........................................19
        5.6    Litigation...................................................................19
        5.7    Financial Statements; Books and Records......................................19
        5.8    Availability of Assets and Legality of Use...................................20
        5.9    Governmental Permits.........................................................20
        5.10   Real Property................................................................20
        5.11   Personal Property............................................................20
        5.12   Personal Property Leases.....................................................21
        5.13   Title to Properties..........................................................21
        5.14   Accounts Receivable..........................................................21
        5.15   Taxes........................................................................21
        5.16   Absence of Certain Changes...................................................22
        5.17   Agreements and Commitments...................................................24
        5.18   Intellectual Property........................................................26
        5.19   Products and Distribution....................................................27
        5.20   Development Tools............................................................27
        5.21   Compliance with Law and Charter Documents....................................27
        5.22   Hart-Scott-Rodino............................................................27
        5.23   Employees and Employee Relations.............................................28
        5.24   Employee Equity Participation Plan...........................................30
        5.25   Corporate Documents..........................................................30
        5.26   No Brokers...................................................................30
        5.27   Environmental Matters........................................................30
        5.28   Insurance....................................................................31

        5.29   Disclosure...................................................................31
        5.30   Closing Net Book Value.......................................................31
        5.31   Microsoft....................................................................31

6.      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO...............................31
        6.1    Organization and Capital Structure...........................................32
        6.2    Authority....................................................................32
        6.3    No Investment Banker Fees Payable by Stockholders............................33
        6.4    Parent SEC Documents.........................................................33
        6.5    Disclosure...................................................................33

7.      ACTION PRIOR TO THE MERGER FILING...................................................34
        7.1    Action by Stockholders.......................................................34
        7.2    Stockholders' Representative.................................................34
        7.3    Action by Parent.............................................................35
        7.4    Investigation of the Company by Parent.......................................35
        7.5    Preserve Accuracy of Representations and Warranties..........................35
        7.6    Conduct of Business Prior to the Effective Time..............................35
        7.7    Notification by the Company of Certain Matters...............................37
        7.8    Mutual Cooperation; Reasonable Best Efforts..................................37
        7.9    No Solicitation..............................................................37
        7.10   Removal of Assets............................................................37
        7.11   Company Bonuses..............................................................37
        7.12   Assumption of Stock Options..................................................37
        7.13   Consents of Third Parties and Governmental Approvals.........................38
        7.14   Fees and Expenses............................................................38
        7.15   Payment of Debts, Liabilities and Obligations................................38
        7.16   Preparation of Escrow Agreement..............................................38
        7.17   Registration Rights..........................................................39
        7.18   Cancellation of Comerica Warrant.............................................39

8.      CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERCO..........................39
        8.1    No Misrepresentation or Breach of Covenants and Warranties...................39
        8.2    No Changes to or Destruction of Property.....................................39
        8.3    No Restraint or Litigation...................................................40
        8.4    Necessary Governmental Approvals.............................................40
        8.5    Necessary Consents...........................................................40
        8.6    Stockholder Approval and Execution...........................................40
        8.7    Transferred Assets...........................................................40
        8.8    Certification of Shares and Options Outstanding..............................40
        8.9    [Reserved]...................................................................40
        8.10   Estimated Net Book Value.....................................................40
        8.11   Consent of Optionholders; No Exercise of Stock Options.......................40
        8.12   Standard Parent Employee Agreements..........................................40
        8.13   Stock Price..................................................................40
        8.14   Company Bonuses..............................................................41
        8.15   Right of First Refusal.......................................................41
        8.16   Cancellation of Comerica Warrant.............................................41
        8.17   Consent of holders of Performance Shares.....................................41

9.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..................................41
        9.1    No Misrepresentation or Breach of Covenants and Warranties...................41
        9.2    No Restraint or Litigation...................................................41

        9.3    Necessary Governmental Approvals.............................................41
        9.4    Stock Price..................................................................41

10.     INDEMNIFICATION.....................................................................42
        10.1   Indemnification of Parent Group Members......................................42
        10.2   Indemnification by Parent and the Surviving Corporation......................44
        10.3   Notice of Claims.............................................................44
        10.4   Expiration of Indemnification................................................45
        10.5   Exclusive Remedy Following the Merger........................................46
        10.6   Dispute Resolution...........................................................46

11.     TERMINATION.........................................................................48
        11.1   Termination Rights...........................................................48
        11.2   Notice of Termination........................................................49
        11.3   Effect of Termination........................................................49

12.     GENERAL PROVISIONS..................................................................49
        12.1   Survival of Obligations......................................................49
        12.2   Notices......................................................................49
        12.3   Successors and Assigns; No Third-Party Beneficiaries.........................50
        12.4   Entire Agreement; Amendments.................................................51
        12.5   Rules of Construction........................................................51
        12.6   Waivers......................................................................51
        12.7   Equitable Relief.............................................................51
        12.8   Partial Invalidity...........................................................51
        12.9   Business Day.................................................................52
        12.10  Execution in Counterparts....................................................52
        12.11  Further Assurances...........................................................52
        12.12  Governing Law................................................................52
        12.13  Attorneys' Fees..............................................................52
        12.14  Consent to Counsel ..........................................................52

EXHIBITS*
---------
Form of Employment Agreements                                                     A
Form of Non-Competition Agreements                                                B
Registration Rights                                                               C
Form of General Release and Covenant Not to Sue                                   D
Form of Disclaimer of Reliance, Investor Representation and Questionnaire         E
Form of Principals' Confidentiality and Non-Competition Agreements                F
Form of Consent of Optionholder                                                   G
Form of Royalty Participation Agreement                                           H
Lock-Up Agreements                                                                I
Form of Legal Opinion of counsel to Parent                                      J-1
Form of Legal Opinion of counsel to the Company                                 J-2
Form of Letter of Transmittal                                                     K
Form of Right of First Refusal                                                    L
Form of Performance Shareholder Consent                                           M

SCHEDULES*                DESCRIPTION
----------                -----------
4.8.14                    Debts, Liabilities and Obligations to be Satisfied
5.1                       Jurisdictions
5.3                       Capitalization, Shareholders and Optionholders
5.5                       Required Consents
5.6                       Litigation
5.7                       Financial Statements
5.8                       Availability of Assets and Legality of Use
5.9                       Governmental Permits
5.10                      Real Property
5.11                      Personal Property
5.15                      Taxes (Power of Attorney)
5.16                      Absence of Certain Changes
5.17.1                    Material Agreements, Obligations and Commitments
5.17.2                    Material Defaults
5.17.3                    Third-Party Performance of Material Contracts
5.18.1(a)                 Right to Use Intellectual Property
5.18.1(b)                 Intellectual Property Registrations and Applications
5.18.1(c)                 Matters Affecting Intellectual Property Registrations and Applications
5.18.2(a)                 Third Party Rights in Intellectual Property
5.18.2(b)                 Preservation of Rights in Intellectual Property
5.18.2(c)                 Intellectual Property Options, Licenses and Agreements
5.19                      Software Products and Distribution
5.20                      Software Development Tools
5.23.1                    Form of Company Proprietary Information and Inventions Agreement
5.23.3                    Employee Plans
5.23.7                    Company Employment Agreements
5.23.8                    Employees, Officer and Consultant Information
5.24                      Employee Equity Participation Plan
5.26                      Brokers
5.28                      Insurance

* The Schedules and Exhibits are omitted from this filing. The Company agrees to furnish supplementally a copy of any Schedule or Exhibit to the Commission upon request.